                                                                 Execution Copy




                                 AMENDED AND RESTATED

                             AGREEMENT AND PLAN OF MERGER

                            dated as of December 6, 1998,

               as amended as of January 29, 1999 and February 9, 1999,

                  and amended and restated as of February 23, 1999,

                                     by and among

                               NEW SCOTTISH POWER PLC,

                                 SCOTTISH POWER PLC,

                                NA GENERAL PARTNERSHIP

                                         and

                                      PACIFICORP

                                   TABLE OF CONTENTS

                This Table of Contents is not part of the Agreement to
              which it is attached but is inserted for convenience only.

                                                                                 Page
                                                                                  No.
                                                                                 ----
ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.01 The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.02 Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.03 Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.04 Governing Instrument . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.05 Directors and Officers of the Surviving Corporation. . . . . . . . . . . .3
     1.06 Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.07 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE II CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.01 Conversion of Capital Stock. . . . . . . . . . . . . . . . . . . . . . . .4
     2.02 Procedure for Election . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.03 Exchange of Certificates.. . . . . . . . . . . . . . . . . . . . . . . . .7
     2.04 Withholding Rights.. . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . . . . 10
     3.01 Organization and Qualification . . . . . . . . . . . . . . . . . . . . . 10
     3.02 Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.03 Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . 13
     3.04 Non-Contravention; Approvals and Consents. . . . . . . . . . . . . . . . 13
     3.05 SEC Reports, Financial Statements and Utility Reports. . . . . . . . . . 15
     3.06 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . 15
     3.07 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . 16
     3.08 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.09 Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.10 Permits; Compliance with Laws and Orders . . . . . . . . . . . . . . . . 17
     3.11 Compliance with Agreements . . . . . . . . . . . . . . . . . . . . . . . 18
     3.12 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.13 Employee Benefit Plans; ERISA. . . . . . . . . . . . . . . . . . . . . . 19
     3.14 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.15 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.16 Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . 25
     3.17 Regulation as a Utility. . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.18 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.19 Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.20 [Intentionally Omitted]. . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.21 Ownership of HoldCo or ScottishPower Stock . . . . . . . . . . . . . . . 26

                                      i

     3.22 Article VII of the Company's Articles of Incorporation and Sections
          60.825-60.845 of the BCA Not Applicable. . . . . . . . . . . . . . . . . 26
     3.23 Certain Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.24 Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.25 Joint Venture Representations. . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDCO, SCOTTISHPOWER and the
     partnership.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.01 Organization and Qualification . . . . . . . . . . . . . . . . . . . . . 27
     4.02 Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.03 Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . 30
     4.04 Non-Contravention; Approvals and Consents. . . . . . . . . . . . . . . . 30
     4.05 SEC Reports and Financial Statements . . . . . . . . . . . . . . . . . . 32
     4.06 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . 32
     4.07 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . 33
     4.08 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     4.09 Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     4.10 Permits; Compliance with Laws and Orders . . . . . . . . . . . . . . . . 34
     4.11 Compliance with Agreements . . . . . . . . . . . . . . . . . . . . . . . 35
     4.12 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     4.13 ScottishPower Employee Benefit Plans . . . . . . . . . . . . . . . . . . 36
     4.14 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     4.15 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 38
     4.16 Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . 40
     4.17 Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     4.18 [Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . 41
     4.19 Ownership of Company Common Stock. . . . . . . . . . . . . . . . . . . . 41
     4.20 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     4.21 Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     4.22 Joint Venture Representations. . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE V COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     5.01 Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . 42
     5.02 Covenants of HoldCo and ScottishPower. . . . . . . . . . . . . . . . . . 47
     5.03 Joint Executive Committee. . . . . . . . . . . . . . . . . . . . . . . . 52
     5.04 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     5.05 Discharge of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . 52
     5.06 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     5.07 No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     5.08 Conduct of Business of Merger Sub. . . . . . . . . . . . . . . . . . . . 54
     5.09 Third Party Standstill Agreements. . . . . . . . . . . . . . . . . . . . 54
     5.10 Control of Other Party's Business. . . . . . . . . . . . . . . . . . . . 54

ARTICLE VI ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . 55
     6.01 Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . 55
     6.02 Preparation of Registration Statement and Proxy Statement. . . . . . . . 55

                                      ii

     6.03 Approval of Shareholders.. . . . . . . . . . . . . . . . . . . . . . . . 56
     6.04 Company Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     6.05 Auditors' Letters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     6.06 Stock Exchange Listing; Deposit Agreement. . . . . . . . . . . . . . . . 58
     6.07 Restructuring of Merger. . . . . . . . . . . . . . . . . . . . . . . . . 58
     6.08 Regulatory and Other Approvals . . . . . . . . . . . . . . . . . . . . . 59
     6.09 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . 59
     6.10 Company Stock Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     6.11 Directors' and Officers' Indemnification and Insurance . . . . . . . . . 61
     6.12 HoldCo Governance; Additional Matters. . . . . . . . . . . . . . . . . . 61
     6.13 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     6.14 Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     6.15 Takeover Statutes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.16 Conveyance Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.17 Rate Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.18 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.19 Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

ARTICLE VII CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     7.01 Conditions to Each Party's Obligation to Effect the Merger . . . . . . . 65
     7.02 Conditions to Obligation of HoldCo, ScottishPower and Merger Sub to
          Effect the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     7.03 Conditions to Obligation of the Company to Effect the Merger . . . . . . 69

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . 70
     8.01 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     8.02 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 72
     8.03 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
     8.04 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73

ARTICLE IX GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 73
     9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. . 73
     9.02 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
     9.03 Entire Agreement; Incorporation of Exhibits. . . . . . . . . . . . . . . 75
     9.04 [Intentionally Omitted.] . . . . . . . . . . . . . . . . . . . . . . . . 75
     9.05 Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     9.06 No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . . . . . 76
     9.07 No Assignment; Binding Effect. . . . . . . . . . . . . . . . . . . . . . 76
     9.08 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     9.09 Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     9.10 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     9.11 Submission to Jurisdiction; Waivers. . . . . . . . . . . . . . . . . . . 76
     9.12 Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . 77
     9.13 Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . 77
     9.14 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
     9.15 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . 79

SCHEDULES

SCHEDULE I     Scheme Consents
SCHEDULE II    Articles of Association of Holdco

EXHIBITS

EXHIBIT A      Scheme of Arrangement
EXHIBIT B      Allotment of Shares
EXHIBIT C      Form of Affiliate Agreement

                            GLOSSARY OF DEFINED TERMS

          The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:


"1935 Act"                              --                  Section 3.02(c)
"ADR Depositary"                        --                  Section 2.01(e)
"ADR Holder Proposal                    --                  Section 6.03(c)
"ADS Consideration"                     --                  Section 2.01(c)(i)
"Advisory Board"                        --                  Section 6.12(b)
"affiliate"                             --                  Section 9.12 (a)
"Affiliate Agreement"                   --                  Section 6.04
"Agreement"                             --                  Preamble
"Alternative Proposal"                  --                  Section 5.08
"Antitrust Division"                    --                  Section 6.08
"Articles of Merger"                    --                  Section 1.03
"BCA"                                   --                  Section 1.01
"beneficially"                          --                  Section 9.12(b)
"business day"                          --                  Section 9.12(c)
"Certificates"                          --                  Section 2.03(b)
"Circular"                              --                  Section 3.09(b)
"Closing"                               --                  Section 1.02
"Closing Date"                          --                  Section 1.02
"Code"                                  --                  Preamble
"Companies Act"                         --                  Section 4.02(a)
"Company"                               --                  Preamble
"Company Affiliates"                    --                  Section 6.04
"Company Budget"                        --                  Section 5.01(e)
"Company Common Stock"                  --                  Preamble
"Company Disclosure Letter"             --                  Section 3.01(a)
"Company Employee Benefit Plan"         --                  Section 3.13(b)(i)
"Company Financial Statements"          --                  Section 3.05(a)
"Company Joint Venture"                 --                  Section 3.01(b)(ii)
"Company Option"                        --                  Section 2.01(f)
"Company Option Plan"                   --                  Section 2.01(f)
"Company Permits"                       --                  Section 3.10
"Company Preferred Stock"               --                  Section 3.02(a)
"Company SEC Reports"                   --                  Section 3.05(a)
"Company Stock Option"                  --                  Section 6.10(a)
"Company Stockholders' Approval"        --                  Section 6.03(b)
"Company Stockholders' Meeting"         --                  Section 6.03(b)
"Confidentiality Agreement"             --                  Section 6.01
"Constituent Corporations"              --                  Section 1.01
"Contracts"                             --                  Section 3.04(a)
"control," "controlling," "controlled
  by" and "under common control with"   --                  Section 9.12(a)

                                      v

"Converted Shares"                      --                  Section 2.01(c)(i)
"DOE"                                   --                  Section 3.05(b)
"Effective Time"                        --                  Section 1.03
"Election Date"                         --                  Section 2.02(a)
"Environmental Claims"                  --                  Section 3.15(g)(i)
"Environmental Laws"                    --                  Section 3.15(g)(ii)
"Environmental Permits"                 --                  Section 3.15(b)
"ERISA"                                 --                  Section 3.13(b)(i)
"ERISA Affiliate"                       --                  Section 3.13(b)(iii)
"Exchange Act"                          --                  Section 3.04(b)
"Exchange Agent"                        --                  Section 2.03(a)
"Exchange Fund"                         --                  Section 2.03(a)
"FERC"                                  --                  Section 3.05(b)
"FSA"                                   --                  Section 3.09(b)
"FTA"                                   --                  Section 7.01(k)
"FTC"                                   --                  Section 6.08
"Governmental or Regulatory Authority"  --                  Section 3.04(a)
"group"                                 --                  Section 9.12(f)
"Hazardous Materials"                   --                  Section 3.15(g)(iii)
"HoldCo ADRs"                           --                  Preamble
"HoldCo ADSs"                           --                  Preamble
"HoldCo Employee Benefit Plans          --                  Section 4.13(b)
"HoldCo Group"                          --                  Section 5.02(k)
"HoldCo Ordinary Shares"                                    Preamble
"HoldCo Share Schemes"                  --                  Section 4.02(a)
"HoldCo Special Share"                  --                  Schedule II
"HSR Act"                               --                  Section 3.04(b)
"Intellectual Property"                 --                  Section 3.16
"Joint Executive Committee"             --                  Section 5.03(a)
"Joint Venture"                         --                  Section 301(b)(i)
"knowledge"                             --                  Section 9.13(d)
"laws"                                  --                  Section 3.04(a)
"Lien"                                  --                  Section 3.02(b)
"Listing Particulars"                   --                  Section 3.09(b)
"LSE"                                   --                  Section 2.03(e)
"material adverse effect"               --                  Section 9.12(e)
"Merger"                                --                  Preamble
"Merger Consideration"                  --                  Section 2.01(c)(i)
"Merger Ordinary Shares"                --                  Preamble
"Merger Sub"                            --                  Preamble
"Merger Sub Common Stock"               --                  Section 2.01
"MMC"                                   --                  Section 7.01(k)
"New Facilities"                        --                  Section 9.13(f)
"NYSE"                                  --                  Section 2.03(e)
"OFFER"                                 --                  Section 7.01(l)
"OFT"                                   --                  Section 7.01(k)

                                      vi

"OFWAT"                                 --                  Section 7.01(l)
"Options"                               --                  Section 3.02(a)
"orders"                                --                  Section 3.04(a)
"Ordinary Share Consideration"          --                  Section 2.01(c)(i)
"Ordinary Share Election"               --                  Section 2.02
"Ordinary Share Election Form"          --                  Section 2.02
"Original Agreement"                    --                  Preamble
"Partnership"                           --                  Preamble
"Partnership Agreement"                 --                  Section 4.01(a)
"Partnership Loan Note"                 --                  Section 2.01(e)
"person"                                --                  Section 9.13(g)
"Plan"                                  --                  Section 3.12(b)(ii)
"Policies"                              --                  Section 4.14(b)
"Power Act"                             --                  Section 3.05(b)
"Proxy Statement"                       --                  Section 3.09(a)
"qualified stock options"               --                  Section 6.10(a)
"RCF"                                   --                  Section 9.13(h)
"Registration Statement"                --                  Section 4.09
"Release"                               --                  Section 3.15(g)(iv)
"Representatives"                       --                  Section 9.13(i)
"Review Material"                       --                  Section 6.01
"Sales Price"                           --                  Section 2.03(e)
"Scheme of Arrangement"                 --                  Preamble
"Scheme Consents"                       --                  Section 9.13(k)
"Scheme Date"                           --                  Section 2.01(c)
"Scheme Document"                       --                  Section 9.13(l)
"ScottishPower"                         --                  Preamble
"ScottishPower ADRs"                    --                  Preamble
"ScottishPower ADSs"                    --                  Preamble
"ScottishPower Budget"                  --                  Section 5.02(e)
"ScottishPower Disclosure Documents"    --                  Section 3.09(b)
"ScottishPower Disclosure Letter"       --                  Section 4.01(a)
"ScottishPower Employee Benefit Plans"  --                  Section 4.13
"ScottishPower Financial Statements"    --                  Section 4.05
"ScottishPower Joint Venture"           --                  Section 3.01(b)(iii)
"ScottishPower Ordinary Shares"         --                  Preamble
"ScottishPower Permits"                 --                  Section 4.10
"ScottishPower SEC Reports"             --                  Section 4.05
"ScottishPower Share Schemes"           --                  Section 4.02(a)
"ScottishPower Shareholders' Approval"  --                  Section 6.03(a)
"ScottishPower Shareholders' Meeting"   --                  Section 6.03(a)
"ScottishPower Special Share"           --                  Section 4.02(a)
"SEC"                                   --                  Section 3.04(b)
"Secretary of State"                    --                  Section 1.03
"Securities Act"                        --                  Section 3.04(b)
"Share Transfer"                        --                  Preamble

                                      vii

"SOS"                                   --                  Section 7.01(k)
"Subsidiary"                            --                  Section 9.13(j)
"Surviving Corporation"                 --                  Section 1.01
"Surviving Corporation Common Stock"    --                  Section 2.01
"taxes"                                 --                  Section 3.12(g)
"Trading Day"                           --                  Section 2.03(e)
"UK Code"                               --                  Section 6.03(a)

          This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 6, 1998 and amended as of January 29, 1999 and February 9, 1999, and amended and restated as of February 23, 1999 (this "AGREEMENT"), is made and entered into by and among NEW SCOTTISH POWER PLC, a public limited company incorporated under the laws of Scotland ("HOLDCO"), SCOTTISH POWER PLC, a public limited company incorporated under the laws of Scotland ("SCOTTISHPOWER"), NA GENERAL PARTNERSHIP, a Nevada general partnership indirectly wholly owned by ScottishPower (the "PARTNERSHIP"), and PACIFICORP, an Oregon corporation (the "COMPANY"), and, with respect to SECTION 2.01 hereof only, Scottish Power NA 1 Limited, a limited liability company incorporated under the laws of Scotland ("UKSUB1") and Scottish Power NA 2 Limited, a limited liability company incorporated under the laws of Scotland ("UKSUB2").

          WHEREAS, ScottishPower, the Partnership, UKSub1, UKSub2 and the Company entered into an Agreement and Plan of Merger dated as of December 6, 1998 and amended as of January 29, 1999 and February 9, 1999 (the "ORIGINAL AGREEMENT");

          WHEREAS, HoldCo, ScottishPower, the Partnership, UKSub1, UKSub2 and the Company wish to amend and restate the Original Agreement in its entirety, effective as of the date set forth in SECTION 9.03(c);

          WHEREAS, the Board of Directors of ScottishPower intends to recommend to its shareholders a proposal to introduce HoldCo as a new holding company for the ScottishPower group pursuant to a scheme of arrangement sanctioned by the Court of Session, Edinburgh (the "SCHEME OF ARRANGEMENT"), substantially in the form of the draft Scheme of Arrangement attached hereto as Exhibit A subject to such amendments as ScottishPower may reasonably deem necessary or desirable; PROVIDED, that if such amendments would have a material adverse effect on the benefits of the Merger for the holders of Company Common Stock, such amendments may only be effected with the prior written consent of the Company;

          WHEREAS, pursuant to the Scheme of Arrangement, (A) all ordinary shares of 50 pence each of ScottishPower ("SCOTTISHPOWER ORDINARY SHARES") will be cancelled and the holders thereof will receive in place of the ScottishPower Ordinary Shares then held by them an identical number of ordinary shares of 50 pence each of HoldCo ("HOLDCO ORDINARY SHARES"), and
(B) all ScottishPower Ordinary Shares represented by American Depositary Shares of ScottishPower ("SCOTTISHPOWER ADSS"), each representing four (4) ScottishPower Ordinary Shares and evidenced by American Depositary Receipts ("SCOTTISHPOWER ADRS"), will be cancelled and the holders thereof will receive in place of the ScottishPower ADSs then held by them an identical number of American Depositary Shares of HoldCo ("HOLDCO ADSS"), each representing four (4) HoldCo Ordinary Shares and evidenced by American Depositary Receipts ("HOLDCO ADRS");

          WHEREAS, after the Scheme Date (as defined in SECTION 2.01) and prior to the Closing Date (as defined in SECTION 1.02) ScottishPower shall transfer to HoldCo all of the outstanding shares of UKSub 1 and UKSub 2 ("SHARE TRANSFER");

          WHEREAS, the Boards of Directors of HoldCo, ScottishPower and the Company and the partners of the Partnership, have each determined that it is advisable and in the best interests of their respective stockholders and partners, as the case may be, to consummate, and have approved, the business combination transaction provided for herein in which Merger Sub (as defined below) would merge with and into the Company and the Company would become an indirect, wholly-owned subsidiary of HoldCo (the "MERGER") pursuant to the terms of this Agreement, whereby each issued and outstanding share of common stock of the Company (the "COMPANY COMMON STOCK"), other than shares owned directly or indirectly by HoldCo, ScottishPower, the Partnership, Merger Sub or the Company, will be converted into the right to receive either (i) HoldCo ADSs evidenced by HoldCo ADRs or (ii) HoldCo Ordinary Shares (the "MERGER ORDINARY SHARES");

          WHEREAS, immediately prior to the Closing Date (as defined in SECTION 1.02), an Oregon corporation wholly-owned by the Partnership ("MERGER SUB") will be formed for the purpose of effectuating the Merger;

          WHEREAS, the respective Boards of Directors of HoldCo, ScottishPower and the Company, and the partners of the Partnership, have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders and stockholders, each of HoldCo and ScottishPower has approved this Agreement and the Merger, UKSub 1 and UKSub 2 in their capacity as general partners of the Partnership and as parties to SECTION 2.01 have approved this Agreement and the Merger, and the Partnership has agreed that, immediately following the formation of Merger Sub, it will approve this Agreement and the Merger as the sole stockholder of Merger Sub;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

          WHEREAS, HoldCo, ScottishPower, the Partnership and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

          1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in SECTION 1.03), Merger Sub shall be merged with and into the Company in accordance with the Business Corporation Act of the State of Oregon (the "BCA"). At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). Merger Sub and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted and cancelled in the manner provided in Article II.

          1.02 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
SECTION 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in ARTICLE VII, the consummation of the Merger (the "CLOSING") will take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m., local time, on the fifth business day following satisfaction or waiver (where applicable) of the conditions set forth in ARTICLE VII, unless another date, time or place is agreed to in writing by the parties hereto (the "CLOSING DATE"). At the Closing there shall be delivered to HoldCo, ScottishPower, the Partnership, Merger Sub and the Company the certificates and other documents and instruments required to be delivered under ARTICLE VII.

          1.03 EFFECTIVE TIME. At the Closing, the parties shall cause to be duly prepared and executed by the Company as the Surviving Corporation and Merger Sub articles of merger (the "ARTICLES OF MERGER") for filing on, or as soon as practicable after, the Closing Date with the Secretary of State of the State of Oregon (the "SECRETARY OF STATE"), as provided in Section 60.494 of the BCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State (such date and time being referred to herein as the "EFFECTIVE TIME").

          1.04 GOVERNING INSTRUMENT. At the Effective Time, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          1.05 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The individuals listed on SCHEDULE I shall, from and after the Effective Time, be the directors and executive officers, respectively, of the Company as the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          1.06 EFFECTS OF THE MERGER. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the BCA.

          1.07 FURTHER ASSURANCES. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the other parties hereto to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                ARTICLE II
                             CONVERSION OF SHARES

          2.01 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and, with respect to clauses (a)-(c), (f) and (g) hereof, without any action on the part of the holder thereof:

          (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of the common stock of Merger Sub ("MERGER SUB COMMON STOCK") outstanding immediately prior to the Effective Time shall be cancelled and the Surviving Corporation shall issue to the Partnership at the Effective Time such number of shares of common stock as is equal to the number of shares of Merger Sub Common Stock, with the same rights, powers and privileges as the Merger Sub Common Stock, and shall constitute the only outstanding shares of common stock of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK").

          (b) CANCELLATION OF TREASURY STOCK AND STOCK OWNED BY HOLDCO, SCOTTISHPOWER AND SUBSIDIARIES. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by HoldCo, ScottishPower, the Partnership, Merger Sub or any other wholly-owned Subsidiary (as defined in SECTION 9.12) of HoldCo or ScottishPower, shall be canceled and retired and shall cease to exist and no stock of HoldCo or other consideration shall be delivered in exchange therefor.

          (c) CONVERSION OF COMPANY COMMON STOCK. (i) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with SECTION 2.01(b)), shall be converted into the right to receive (A) .58 HoldCo ADSs (the "ADS CONSIDERATION"), or (B) if a properly completed Ordinary Share Election Form (as defined in SECTION 2.02) shall have been submitted to the Exchange Agent (as defined in SECTION 2.02) on a timely basis with respect to such share of Company Common Stock, 2.32 fully paid and nonassessable Merger Ordinary Shares (the "ORDINARY SHARE CONSIDERATION"; the Ordinary Share Consideration and the ADS Consideration are each sometimes referred to herein as the "MERGER CONSIDERATION"). All shares of Company Common Stock to be converted into shares of HoldCo ADSs or Merger Ordinary Shares pursuant to this SECTION 2.01(c) are hereinafter referred to as "CONVERTED SHARES."

          (ii) If, (A) prior to the time at which the Scheme of Arrangement becomes effective (the "SCHEME DATE"), ScottishPower shall pay a dividend in, subdivide, consolidate or, except pursuant to the Scheme of Arrangement, issue by capitalization of its reserves, any ScottishPower Ordinary Shares or
(B) following the Scheme Date and prior to the Effective Time, HoldCo shall pay a dividend in, subdivide, consolidate or issue by capitalization of its reserves, any HoldCo Ordinary Shares, as applicable, the Merger Consideration shall be multiplied by a fraction, the numerator of which shall be the number of ScottishPower Ordinary Shares or HoldCo Ordinary Shares, as applicable, outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Merger Consideration subject to further adjustment in accordance with this sentence.

          (iii) All shares of Company Common Stock converted in accordance with paragraph (i) of this SECTION 2.01(c) shall no longer be outstanding and shall, as part of the consideration for the allotment and issue by HoldCo referred to in SECTION 2.01(e) below, automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional HoldCo ADSs or Merger Ordinary Shares (determined in accordance with SECTION 2.03(e)), upon the surrender of such certificate in accordance with SECTION 2.03, without interest.

          (d) UKSub 1 shall continue to be the owner of a 90% general partnership interest in the Partnership, and UKSub 2 shall continue to be the owner of a 10% general partnership interest in the Partnership.

          (e) As consideration for the acquisition by the Partnership of the Surviving Corporation Common Stock in accordance with SECTION 2.01(a): (i) the Partnership agrees to issue a loan note to HoldCo in the form and in an amount to be mutually agreed upon by HoldCo and the Partnership (the "PARTNERSHIP LOAN NOTE"), (ii) UKSub 1 agrees to allot and issue to HoldCo fully paid ordinary shares of L1 each and (iii) UKSub 2 agrees to allot and issue to HoldCo fully paid ordinary shares of L1 each. In consideration of the other steps referred to in this SECTION 2.01 (including, to the extent set out in column A of EXHIBIT B attached hereto, the issue of the Partnership Loan Note by the Partnership), HoldCo shall allot and issue (i) the number of HoldCo Ordinary Shares represented by HoldCo ADSs to be issued in the Merger to HoldCo's United States Depositary (the "ADR DEPOSITARY") on behalf of the holders of Company Common Stock entitled thereto for the purposes of giving effect to the conversion and exchange referred to in this
Article II, and (ii) the number of Merger Ordinary Shares to be issued in the Merger. In consideration of the other steps referred to in this SECTION 2.01 (including, to the extent set out in column B of EXHIBIT B, the issues of ordinary shares by UKSub 1 and UKSub 2 referred to above), HoldCo shall allot and issue (i) the number of HoldCo Ordinary Shares represented by HoldCo ADSs to be issued in the Merger to the ADR Depositary on behalf of the holders of Company Common Stock entitled thereto for the purposes of giving effect to the conversion and exchange referred to in this Article II, and (ii) the number of Merger Ordinary Shares to be issued in the Merger.

          (f) Subject to the terms and conditions of the Company's Stock Incentive Plan (the "COMPANY OPTION PLAN") and the stock option agreements executed pursuant thereto, each option to purchase Company Common Stock granted thereunder that is outstanding at the Effective Time (a "COMPANY OPTION") shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Option Plan at the Effective Time, a number of (i) HoldCo ADSs equal to the ADS Consideration, or (ii) Merger Ordinary Shares equal to the Ordinary Share Consideration, in each case multiplied by the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, on the basis described in SECTION 6.10. The Company as the Surviving Corporation and HoldCo shall take all action necessary to ensure that HoldCo has control of the operation of the Company Option Plan and the Company Restricted Stock Plans.

          (g) Subject to SECTION 5.01 (c)(iv)(C), the Company Preferred Stock (as defined below) shall not be affected by the Merger and shall continue to have the same rights and preferences as were in effect prior to consummation of the Merger.

          2.02 PROCEDURE FOR ELECTION. At such time as shall be sufficient to permit the holders of Company Common Stock to exercise their right to make an election pursuant to this SECTION 2.02, HoldCo will make available to all holders of Company Common Stock of record a letter of transmittal and election form and other appropriate materials (collectively, the "ORDINARY SHARE ELECTION FORM") providing for such holder to elect to receive the Ordinary Share Consideration with respect to all or any portion of such holder's shares of Company Common Stock ("ORDINARY SHARE ELECTION"). As of the Election Date (as hereinafter defined), any share of Company Common Stock with respect to which there shall not have been effected such election by submission to the Exchange Agent (as defined in SECTION 2.03) of an effective, properly completed Ordinary Share Election Form shall be converted in the Merger into the right to receive the ADS Consideration.

          (a) Any election to receive the Ordinary Share Consideration shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on or prior to the Election Date, an Ordinary Share Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Ordinary Share Election
Form) by such holder of shares of Company Common Stock. As used herein, "ELECTION DATE" means a date announced by HoldCo, in a news release delivered to the Dow Jones News Service, as the last day on which an Ordinary Share Election Form will be accepted; PROVIDED, HOWEVER, that such date shall be a business day no earlier than five (5) business days prior to the date on which the Effective Time occurs and shall be at least five (5), and not more than 20, business days following the date of such news release; PROVIDED FURTHER, that, subsequent to such announcement, HoldCo shall have the right to change such Election Date to a later date so long as such later date is
(i) at least five (5) business days following the date of notice of such change and (ii) not later than the date on which the Effective Time occurs. HoldCo shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Ordinary Share Election Forms and of any revision, revocation or withdrawal thereof.

          (b) Two or more holders of shares of Company Common Stock who are determined to constructively own such shares owned by each other by virtue of
Section 318(a) of the Code and who so certify to HoldCo's reasonable satisfaction, and any single holder of shares of Company Common Stock who holds such shares in two or more different names and who so certifies to HoldCo's reasonable satisfaction, may submit a joint Ordinary Share Election Form covering the aggregate shares of Company Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Ordinary Share Election Form shall be treated as a single holder of shares of Company Common Stock.

          (c) Record holders of shares of Company Common Stock who are nominees only may submit a separate Ordinary Share Election Form for each beneficial owner for whom such record holder is a nominee; PROVIDED, HOWEVER, that, at the request of HoldCo, such record holder shall certify to the reasonable satisfaction of HoldCo that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Ordinary Share Election Form is submitted will be treated as a separate holder of shares of Company Common Stock subject, however, to SECTION 2.02(b).

          (d) Any holder of shares of Company Common Stock may at any time prior to 5:00 p.m. New York City time, on the Election Date revoke such holder's election by written notice to the Exchange Agent received at any time prior to 5:00 p.m., New York City time, on the Election Date.

          2.03 EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Promptly following the Effective Time, (i) HoldCo shall issue to and deposit with the ADR Depositary, for the benefit of the holders of shares of Company Common Stock converted into the ADS Consideration in accordance with Section 2.01(c), HoldCo Ordinary Shares in an amount sufficient to permit the ADR Depositary to issue HoldCo ADRs representing the number of HoldCo ADSs issuable pursuant to Section 2.01(c) and (ii) HoldCo shall, for the benefit of the holders of the shares of Company Common Stock converted into Merger Ordinary Shares in the Merger, make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by HoldCo and reasonably acceptable to the Company (the "EXCHANGE AGENT"),
(A) certificates representing the number of duly authorized whole Merger Ordinary Shares issuable in accordance with SECTION 2.01(c), and (B) an amount of cash equal to the aggregate amount payable in lieu of fractional HoldCo ADSs and Merger Ordinary Shares in accordance with SECTION 2.03(e) (such cash, certificates representing Merger Ordinary Shares and HoldCo ADRs representing HoldCo ADSs, together with any dividends or distributions with respect thereto being hereinafter referred to as the "EXCHANGE FUND"), to be held for the benefit of and distributed to the holders of Converted Shares in accordance with this Section. The Exchange Agent shall agree to hold such Merger Ordinary Shares and funds for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and HoldCo. HoldCo shall cause the ADR Depositary to issue through and upon the instructions of the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock converted into the ADS Consideration in accordance with SECTION 2.01(c), HoldCo ADRs representing the number of HoldCo ADSs issuable pursuant to SECTION 2.01(c). Neither HoldCo, ScottishPower, their respective affiliates nor holders of Converted Shares shall be responsible for any stamp duty reserve tax payable in connection with the ADS Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares are converted pursuant to this ARTICLE II into the right to receive HoldCo ADSs or Merger Ordinary Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation or

HoldCo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing HoldCo ADRs which represent HoldCo ADSs, and Merger Ordinary Shares and cash in lieu of fractional HoldCo ADSs or Merger Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more HoldCo ADRs representing, in the aggregate, that whole number of HoldCo ADSs and/or a certificate or certificates representing that whole number of Merger Ordinary Shares elected to be received in accordance with SECTION 2.02, (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such HoldCo ADSs and Merger Ordinary Shares, and (iii) the cash amount payable in lieu of fractional HoldCo ADSs and Merger Ordinary Shares in accordance with SECTION 2.03(e), in each case which such holder has the right to receive pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more HoldCo ADRs representing, in the aggregate, that whole number of HoldCo ADSs and/or a certificate or certificates representing that whole number of Merger Ordinary Shares elected to be received in accordance with SECTION 2.02, plus the cash amount payable in lieu of fractional HoldCo ADSs and Merger Ordinary Shares in accordance with SECTION 2.03(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.03(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of HoldCo, except as limited by SECTION 2.03(c) below and subject to applicable law, to represent ownership of the whole number of HoldCo ADSs and/or Merger Ordinary Shares into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this ARTICLE II. Notwithstanding the foregoing, Certificates representing Company Common Stock surrendered for exchange by any person constituting an "AFFILIATE" of the Company for purposes of SECTION 6.04 shall not be exchanged until HoldCo has received an Affiliate Agreement (as defined in SECTION 6.04) as provided in SECTION 6.04.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared, made or paid after the Effective Time with respect to HoldCo Ordinary Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the HoldCo ADSs and Merger Ordinary Shares represented thereby and no cash payment in lieu of fractional HoldCo ADSs and Merger Ordinary Shares shall be paid to any such holder pursuant to SECTION 2.03(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing the HoldCo ADRs which represent HoldCo ADSs and Merger Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such HoldCo ADSs and Merger

Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such HoldCo ADSs and Merger Ordinary Shares.

          (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All HoldCo ADSs and Merger Ordinary Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to SECTION 2.03(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Converted Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

          (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional HoldCo ADSs or Merger Ordinary Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional HoldCo ADS or Merger Ordinary Share interests will not entitle the owner thereof to vote or to any rights of a holder of HoldCo ADSs or Merger Ordinary Shares. In lieu of any such fractional HoldCo ADS or Merger Ordinary Share, each holder of Certificates who would otherwise have been entitled to a fraction of HoldCo ADS or Merger Ordinary Share in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent, as applicable, (i) a cash payment in lieu of such fractional HoldCo ADS determined by multiplying (A) the Sales Price (as defined below) of a HoldCo ADS on the last Trading Day (as defined below) immediately preceding the Closing Date by (B) the fractional HoldCo ADS interest to which such holder would otherwise be entitled, and/or (ii) a cash payment in lieu of such fractional Merger Ordinary Share determined by multiplying (A) the Sales Price of a HoldCo ADS Ordinary Share on the last Trading Day immediately preceding the Closing Date by (B) the fractional Merger Ordinary Share interest to which such holder would otherwise be entitled. The term "SALES PRICE" shall mean, on any Trading Day, with respect to HoldCo ADSs, the closing sales price of HoldCo ADSs reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape on such day and, with respect to Merger Ordinary Shares, the closing middle market quotation of a HoldCo Ordinary Share as reported in the Daily Official List of the London Stock Exchange ("LSE") for such date. The term "TRADING DAY" shall mean any day on which securities are traded, with respect to HoldCo ADSs, on the NYSE, and with respect to HoldCo Ordinary Shares, on the LSE.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one
(1) year after the Effective Time shall be delivered to HoldCo, upon demand, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to HoldCo (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for HoldCo ADSs, Merger Ordinary Shares, any cash in lieu of fractional HoldCo ADSs and Merger Ordinary Shares and any dividends or distributions with respect to HoldCo ADSs and Merger Ordinary Shares. Neither HoldCo, ScottishPower nor the Surviving Corporation shall be liable to any holder of any Certificate for HoldCo ADSs or Merger Ordinary Shares (or dividends or distributions with respect to either), or cash payable in respect of fractional HoldCo ADSs or Merger Ordinary Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such person of a bond in such reasonable amount as HoldCo may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional HoldCo ADSs or Merger Ordinary Shares, and unpaid dividends and distributions in respect of or on HoldCo ADSs or Merger Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

          2.04 WITHHOLDING RIGHTS.   Each of the Surviving Corporation and
HoldCo shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Surviving Corporation or HoldCo, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or HoldCo, as the case may be.

                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to HoldCo, ScottishPower, the Partnership and Merger Sub, as of December 6, 1998 (except for the representations and warranties contained in SECTIONS 3.03 AND 3.04, which are made as of the date hereof), as follows:

          3.01 ORGANIZATION AND QUALIFICATION. (a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of organization and has full corporate or partnership, as the case may be, power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect (as defined in SECTION 9.12) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. SECTION 3.01 of the letter dated December 6, 1998 and delivered to ScottishPower, the Partnership and Merger Sub by the Company on such date (the "COMPANY DISCLOSURE LETTER") sets forth (i) the name and jurisdiction of organization of each Subsidiary of the Company and
(x) with respect to Subsidiaries that are corporations, (a) such Subsidiary's authorized capital stock, (b) the number of issued and outstanding shares of such Subsidiary's capital stock and (c) the record owners of such Subsidiary's shares and, (y) with respect to Subsidiaries that are partnerships, the names and ownership interests of the partners thereof. The Company has previously delivered to ScottishPower correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

          (b) SECTION 3.01 of the Company Disclosure Letter sets forth a description as of December 6, 1998, of all Company Joint Ventures, including
(i) the name of each such entity and the Company's interest therein, and (ii) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

               (i) "JOINT VENTURE" of a person or entity shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person or entity, in which such person or one or more of its Subsidiaries owns directly or indirectly an equity interest, other than equity interests which are less than 5% of each class of the outstanding voting securities or equity interests of any such entity;

               (ii) "COMPANY JOINT VENTURE" shall mean any Joint Venture of the Company or any of its Subsidiaries; and

               (iii) "SCOTTISH POWER JOINT VENTURE" shall mean any Joint Venture of ScottishPower, HoldCo or any of their respective Subsidiaries.

          (c) Except for interests in the Subsidiaries of the Company, the Company Joint Ventures and as disclosed in the Company SEC Reports (as defined in SECTION 3.05) filed prior to December 6, 1998 or SECTION 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any material corporation, partnership, limited liability company, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

          3.02 CAPITAL STOCK. (a) The authorized capital stock of the Company consists of:

               (i) 750 million shares of Company Common Stock, of which 297,335,056 shares were issued and outstanding as of November 30, 1998, and

               (ii) 126,533 shares of 5% preferred stock, of which 126,533 were issued and outstanding as of November 30, 1998, 3.5 million shares of serial preferred stock, of which 288,499 were issued and outstanding as of November 30, 1998 and of which 2,065 shares were designated the 4.52% Series, 18,060 shares were designated the 7.00% Series, 5,932 shares were designated the 6.00% Series, 42,000 were designated the 5.00% Series, 65,960 were designated the 5.40% Series, 69,890 were designated the 4.72% Series, and 84,592 were designated the 4.56% Series, respectively; and 16 million shares of no par serial preferred stock, of which 2,744,438 were issued and outstanding as of November 30, 1998 and of which 381,220 shares were designated the $1.28 Series, 420,116 shares were designated the $1.18 Series, 193,102 shares were designated the $1.16 Series, 1,000,000 shares were designated the $7.70 Series, and 750,000 shares were designated the $7.48 Series, respectively (collectively, the "COMPANY PREFERRED STOCK").

          As of November 30, 1998, 28,817,971 shares of Company Common Stock were reserved or held for issuance under the PacifiCorp Stock Incentive Plan, the PacifiCorp Long Term Incentive Plan, the PacifiCorp K-Plus Employee Savings and Stock Ownership Plan and the PacifiCorp Dividend Reinvestment and Stock Purchase Plan. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as described in SECTION 3.02 of the Company Disclosure Letter, as of December 6, 1998 there were no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "OPTIONS"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

          (b) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "LIEN"), other than Liens or failures to so own which are immaterial. Each outstanding share of Company Preferred Stock, other than shares of the $1.28 Series, $1.18 Series and $1.16 Series of no par serial preferred stock, is entitled to one vote per share, voting together with the holders of Company Common Stock as a single class, on all matters generally submitted to the stockholders of the Company for a vote. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.02 of the Company Disclosure Letter, there are no (i) outstanding

Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

          (c) None of the Subsidiaries of the Company or the Company Joint Ventures is a "PUBLIC UTILITY COMPANY," a "HOLDING COMPANY," a "SUBSIDIARY COMPANY" or an "AFFILIATE" of any public utility company within the meaning of SECTION 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively.

          (d) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any material capital stock of any Subsidiary of the Company or to provide any material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

          3.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to enter into this Agreement, and, subject to obtaining the Company Stockholders' Approval (as defined in SECTION 6.03
(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended approval of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.04 NON-CONTRAVENTION; APPROVALS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries or any of the Company Joint Ventures under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in SECTION 3.04(b), (x) any statute, law, rule, regulation or ordinance (together, "LAWS"), or any judgment, decree, order, writ, permit or license (together, "ORDERS"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "GOVERNMENTAL OR REGULATORY AUTHORITY") applicable to the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "CONTRACTS") to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

          (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"),
(ii) for the filing of the Proxy Statement (as defined in SECTION 3.09) and the Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of an application under Section 203 and any directly related Section of, or regulation under, the Power Act (as defined in SECTION 3.05(b)) for the sale or disposition of jurisdictional facilities of the Company; (iv) for the filing of the Articles of Merger and other appropriate merger documents required by the BCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business; and (v) as disclosed in SECTION
3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

          3.05 SEC REPORTS, FINANCIAL STATEMENTS AND UTILITY REPORTS. (a) The Company has delivered to ScottishPower a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "COMPANY SEC REPORTS"), which are all the documents (other than preliminary materials) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, if applicable, as the case may be, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "COMPANY FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in SECTION 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

          (b) All material filings required to be made by the Company or any of its Subsidiaries since December 31, 1995, under the Federal Power Act (the "POWER ACT") and applicable state laws and regulations, have been filed with the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE") or any appropriate state public utilities commission (including, without limitation, the state utility regulatory agencies of California, Idaho, Montana, Oregon, Utah, Washington and Wyoming), as the case may be, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

          3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.06 of the Company Disclosure Letter, (a) between December 31, 1997 and December 6, 1998, there has not been any change, event or development having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole (other than those changes, events or developments occurring as a result of general economic or financial conditions or which are not unique to the Company and its Subsidiaries but also affect other entities who participate or are engaged in the lines of business in which the Company and its Subsidiaries are engaged), and (b) between December 31, 1997 and December 6, 1998 (i) the Company, its Subsidiaries and the Company Joint Ventures have conducted their respective businesses only in the ordinary course substantially consistent with past practice and (ii) neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures has (x) acquired or agreed to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof for a purchase price (including the amount of any indebtedness assumed in connection therewith) of $25 million or more in any one transaction or (y) sold, leased or otherwise disposed of any of its assets or properties (or agreed to do so) other than dispositions in the ordinary course of business consistent with past practice or having a net book value of $25 million or less in any one transaction.

          3.07 ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the balance sheet for the period ended December 31, 1997 included in the Company Financial Statements or as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in
SECTION 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since such date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which are not having, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

          3.08 LEGAL PROCEEDINGS. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in SECTION 3.08 of the Company Disclosure Letter and except for environmental matters which are governed by
SECTION 3.15, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

          3.09 INFORMATION SUPPLIED. (a) The proxy statement relating to the Company Stockholders' Meeting (as defined in SECTION 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "PROXY STATEMENT"), and any other documents to be filed by the Company with the SEC (including, without limitation, under the 1935 Act) in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act), comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of HoldCo, ScottishPower, the Partnership or Merger Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by HoldCo, ScottishPower or any of their respective Subsidiaries with the SEC.

          (b) The information supplied or to be supplied by the Company for inclusion in any filing by HoldCo or ScottishPower with the LSE in respect of the Merger (including, without limitation, the Class 1 circular to be issued to shareholders of ScottishPower (the "CIRCULAR"), and the listing particulars under Part IV of the Financial Services Act 1986 of the United Kingdom (the "FSA") relating to HoldCo Ordinary Shares (the "LISTING PARTICULARS") and the Scheme Document (together with any amendments or supplements thereto, the "SCOTTISHPOWER DISCLOSURE DOCUMENTS") will, at all relevant times, include all information relating to the Company, and information which is within the knowledge of each of the directors of the Company (or which it would be reasonable for them to obtain by making inquiries), which, in each case, is required to enable the ScottishPower Disclosure Documents and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act (as defined in SECTION 4.02(a), the FSA and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

          (c) Notwithstanding the foregoing provisions of this Section 3.09, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement or the ScottishPower Disclosure Documents based on information supplied by HoldCo, ScottishPower or the Partnership expressly for inclusion or incorporation by reference therein or based on information which is not incorporated by reference in such documents but should have been disclosed pursuant to SECTION 4.09.

          3.10 PERMITS; COMPLIANCE WITH LAWS AND ORDERS. The Company, its Subsidiaries and the Company Joint Ventures hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities (other than environmental permits which are governed by SECTION 3.15) necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"), except for failures to hold such Company Permits which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.
 The Company, its Subsidiaries and the Company Joint Ventures are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.10 of the Company Disclosure Letter, the Company, its Subsidiaries and the Company Joint Ventures are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

          3.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries, or any of the Company Joint Ventures or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

          3.12 TAXES. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.12 of the Company Disclosure Letter:

          (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to either file, to have extensions granted that remain in effect or to file returns complete and accurate in all respects, as applicable, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its

Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

          (b) Neither the Company nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Code Section 368(a).

          (c) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

          (d) Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Code Section 6662.

          (e) Neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any material liability for the taxes of any person (other than any of the Company and its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision or state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) As used in this SECTION 3.12 and in SECTION 4.12, "taxes" shall include all federal, state, local and foreign income, franchise, gross receipts, property, sales, use, excise, alternative-minimum, estimated and other taxes and duties of any jurisdiction, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

          3.13 EMPLOYEE BENEFIT PLANS; ERISA. (a) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.13 of the Company Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all Company Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including without limitation ERISA (as defined below) and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as specifically set forth in SECTION 3.13 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in
SECTION 3.13 of the Company Disclosure Letter.

          (b)  As used herein:

          (i) "COMPANY EMPLOYEE BENEFIT PLAN" means any Plan (other than any "multiemployer plan," as that term is defined in Section 4001 of ERISA) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on December 6, 1998 or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding December 6, 1998; and

          (ii) "PLAN" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement, whether written or oral, and whether applicable to only one individual or a group of individuals, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          (iii) "ERISA AFFILIATE" means any person, who on or before the Effective Time, is under common control with the Company within the meaning of Section 414 of the Code.

          (c) Complete and correct copies of the following documents have been made available to ScottishPower, as of December 6, 1998: (i) all material Company Employee Benefit Plans and any related trust agreements or related insurance contracts and pro forma option agreements, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA,
(iii) the most recent Form 5500 and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust, (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

          (d) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuations rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (e) Except as set forth in SECTION 3.13 of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

          (f) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.13 of the Company Disclosure Letter, neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time during the five
(5) year period preceding December 6, 1998 contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA. With respect to each "multiemployer plan", as defined above, in which the Company, any Subsidiary or any ERISA Affiliate participates or has participated, (i) neither the Company, any Subsidiary nor any ERISA Affiliate has incurred, any material withdrawal liability, (ii) neither the Company, any Subsidiary nor any ERISA Affiliate has received any notice that (A) any such plan is being reorganized in a manner that will result, or would reasonably be expected to result, in material liability, (B) increased contributions of a material amount may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or (C) any such plan is, or would reasonably be expected to become, insolvent, and (iii) to the knowledge of the Company, there are no PBGC (as defined below) proceedings against any such plan.

          (g) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or SECTION 3.13 of the Company Disclosure Letter, no event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

          (h) No transaction contemplated by this Agreement will result in liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary, HoldCo, ScottishPower or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to HoldCo, ScottishPower, the Company, any Subsidiary or any such corporation or organization. Except as set forth in SECTION

3.13 of the Company Disclosure Schedule, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA other than "reportable events" as to which the requirement of notice to the PBGC within thirty days has been waived.

          (i) Except as set forth in SECTION 3.13 of the Company Disclosure Schedule, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

          (j) No stock appreciation rights are outstanding under the Company Stock Incentive Plan or any other plan or arrangement maintained by the Company or any affiliate of the Company.

          3.14 LABOR MATTERS. (a) Except as set forth in SECTION 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in SECTION 3.14 of the Company Disclosure Letter, there are no disputes pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries or any of the Company Joint Ventures and any trade union or other representatives of its employees, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, except as set forth in SECTION 3.14 of the Company Disclosure Letter, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures. Since December 31, 1995, there has been no work stoppage, or strike by employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

          (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures is in material violation of any labor laws in any country (or political subdivision thereof) in which they transact business except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

          3.15 ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in SECTION 3.15 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole:

               (a) (i) Each of the Company, its Subsidiaries and the Company Joint Ventures is in compliance with all applicable Environmental Laws (as hereinafter defined); and

               (ii) Neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures has received any written communication from any person or

     Governmental or Regulatory Authority that alleges that the Company or any of its Subsidiaries or any of the Company Joint Ventures is not in such compliance with applicable Environmental Laws.

          (b) Each of the Company, its Subsidiaries and the Company Joint Ventures has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company, its Subsidiaries and the Company Joint Ventures are in compliance with all terms and conditions of the Environmental Permits.

          (c) There is no Environmental Claim (as hereinafter defined) pending

          (i) against the Company or any of its Subsidiaries or any of the Company Joint Ventures;

          (ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any of its Subsidiaries or any of the Company Joint Ventures has or may have retained or assumed either contractually or by operation of law; or

          (iii) against any real or personal property or operations which the Company or any of its Subsidiaries or any of the Company Joint Ventures owns, leases or manages, in whole or in part.

          (d) To the knowledge of the Company, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or any of the Company Joint Ventures, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries or any of the Company Joint Ventures has or may have been retained or assumed either contractually or by operation of law.

          (e) To the knowledge of the Company, with respect to any predecessor of the Company or any of its Subsidiaries, there is no Environmental Claim pending or threatened in writing, and there has been no Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim.

          (f) There are no material facts specific to the Company that have not been disclosed to ScottishPower which the Company reasonably believes are likely to form the basis of a Environmental Claim against the Company or any of its Subsidiaries or any of the Company Joint Ventures arising from (x) current environmental remediation or mining reclamation costs of the Company, its Subsidiaries and the Company Joint Ventures or such remediation or reclamation costs known to be required in the future, or (y) any other environmental matter affecting the Company or its Subsidiaries or any of the Company Joint Ventures.

          (g)  As used in this Section 3.15:

          (i) "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or written notices of noncompliance, liability or violation by any person or entity (including any Governmental or Regulatory Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

          (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries or any of the Company Joint Ventures; or

          (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

          (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

          (ii) "ENVIRONMENTAL LAWS" means all Federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

          (iii) "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "HAZARDOUS SUBSTANCES", "HAZARDOUS WASTES", "HAZARDOUS MATERIALS", "EXTREMELY HAZARDOUS WASTES", "RESTRICTED HAZARDOUS WASTES", "TOXIC SUBSTANCES", "TOXIC POLLUTANTS", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries or any of the Company Joint Ventures operates or any jurisdiction which has received such chemical, material, substance or waste from the Company or its Subsidiaries; and

          (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          3.16 INTELLECTUAL PROPERTY RIGHTS. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and, to the knowledge of the Company, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

          3.17 REGULATION AS A UTILITY. (a) The Company is not regulated as a public utility by any state other than the States of California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. SECTION 3.17 of the Company Disclosure Letter lists each Subsidiary of the Company which is a public utility or is otherwise engaged in the regulated supply (including generation, transmission or distribution) of electricity, natural gas and/or telecommunications. Except as set forth in SECTION 3.17 of the Company Disclosure Letter, neither the Company nor any "SUBSIDIARY COMPANY" or "AFFILIATE" of the Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or any foreign country. The Company is not a public utility holding company under the 1935 Act.

          (b) As used in this Section 3.17, the terms "SUBSIDIARY COMPANY" and "AFFILIATE" shall have the respective meanings ascribed to them in the 1935 Act.

          3.18 INSURANCE. Except as set forth in SECTION 3.18 of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by the Company and its Subsidiaries during such time period. Except as set forth in SECTION 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. The material insurance policies of the Company and each of its Subsidiaries are valid and enforceable policies.

          3.19 VOTE REQUIRED. Assuming the accuracy of the representation and warranty contained in SECTION 4.19, the affirmative vote of the holders of record of at least (i) a majority of voting power of the outstanding shares of Company Common Stock and Company Preferred Stock voting together and (ii) a majority of the voting power of the Company Preferred Stock voting separately from the Company Common Stock as a single class with respect to the approval of this Agreement are the only votes of the holders of any class or series of the capital stock of the Company or its Subsidiaries required to approve this Agreement and approve the Merger and the other transactions contemplated hereby.

          3.20 [Intentionally Omitted]

          3.21 OWNERSHIP OF HOLDCO OR SCOTTISHPOWER STOCK. Neither the Company nor any of its Subsidiaries beneficially owns any ScottishPower Ordinary Shares, ScottishPower ADSs, HoldCo Ordinary Shares or HoldCo ADSs.

          3.22 ARTICLE VII OF THE COMPANY'S ARTICLES OF INCORPORATION AND SECTIONS 60.825-60.845 OF THE BCA NOT APPLICABLE. The Company has taken all necessary actions so that neither the provisions of Article VII of the Company's Articles of Incorporation nor the provisions of Sections 60.825-60.845 of the BCA (i.e., affiliated transactions and fair price provisions) will, before the termination of this Agreement, apply to this Agreement or the Merger or the other transactions contemplated hereby.

          3.23 CERTAIN CONTRACTS. Except as set forth in Section 3.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or Joint Ventures is a party to, or bound by, any Contract containing any provision or covenant prohibiting or materially limiting the ability of the Company or any Company Subsidiary to engage in any business activity or compete with any person.

          3.24 YEAR 2000. The Company and its Subsidiaries have put into effect practices and programs which the Company reasonably believes will enable all material software, hardware and equipment (including microprocessors) that is owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any material interruption caused by the occurrence of the year 2000.

          3.25 JOINT VENTURE REPRESENTATIONS. Each representation or warranty made by the Company in this Article III relating to a Company Joint Venture that is neither operated nor managed by the Company or a Subsidiary of the Company shall be deemed to be made only to the Company's knowledge.

                                   ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF HOLDCO, SCOTTISHPOWER AND THE PARTNERSHIP

          ScottishPower and HoldCo (each on behalf of itself and on behalf of Merger Sub) and the Partnership represent and warrant to the Company as follows (which representations and warranties (i) in respect of ScottishPower and its Subsidiaries are made as of December 6, 1998 (except for the representations and warranties contained in SECTIONS 4.03 AND 4.04, which are made as of the date hereof), (ii) in respect of HoldCo and its Subsidiaries are made as of the date of this Agreement and (iii) of ScottishPower and HoldCo on behalf of Merger Sub shall only be true and correct as of the Closing Date), it being agreed that HoldCo and ScottishPower shall not be in breach or deemed to be in breach of any representation or warranty contained in this Article IV by virtue of the fact that any Scheme Consent (as defined in Section 9.13(k)) has not been obtained by the date of this Agreement:

          4.01 ORGANIZATION AND QUALIFICATION. (a) Each of HoldCo, ScottishPower and their respective Subsidiaries (other than the Partnership) is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. The Partnership is a general partnership validly existing under the laws of the State of Nevada. Each of the Partnership and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement (other than, with respect to the Partnership, in connection with the investment of the initial partnership capital pursuant to or in accordance with the Partnership Agreement, dated December 3, 1998, by and between UKSub 1 and UKSub 2 (the "PARTNERSHIP AGREEMENT")), has engaged in no other business activities and has conducted its operations only as contemplated hereby (or, with respect to the Partnership, as contemplated by the Partnership Agreement). HoldCo was formed solely for the purpose contemplated by the Scheme of Arrangement and this Agreement and has conducted its operations only as contemplated by the Scheme of Arrangement and this Agreement. Except as disclosed in SECTION 4.01 of the ScottishPower Disclosure Letter (as defined below), each of UKSub 1 and UKSub 2 was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of ScottishPower, HoldCo and their respective Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, admission or good standing necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions which recognize the concept of good standing) which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. SECTION 4.01 of the letter dated December 6, 1998 and delivered by ScottishPower and Merger Sub to the Company on such date (the "SCOTTISHPOWER DISCLOSURE LETTER") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of ScottishPower, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of its capital stock and (iv) the record owners of such shares.
ScottishPower has previously delivered to the Company correct and complete copies of the memorandum and articles of association and bylaws (or other comparable charter documents) of ScottishPower and each of its Subsidiaries, and the Partnership Agreement. As of the Scheme Date, the articles of association and bylaws (or other comparable charter documents) of HoldCo shall substantially reflect the principles set out in Schedule II, subject to amendments required to comply with applicable law or the rules of the LSE and subject to such other amendments as ScottishPower may reasonably deem necessary or desirable, PROVIDED, that to the extent such other amendments deemed necessary or desirable by ScottishPower would materially adversely affect the benefits of the Merger for the holders of Company Common Stock, ScottishPower shall have received the prior written consent of the Company.

          (b) SECTION 4.01 of the ScottishPower Disclosure Letter sets forth a description as of December 6, 1998, of all ScottishPower Joint Ventures, including (i) the name of each such party and ScottishPower's interest therein, and (ii) a brief description of the principal line or lines of business conducted by each such entity.

          (c) Except for interests in the Subsidiaries of ScottishPower and HoldCo and as disclosed in SECTION 4.01 of the ScottishPower Disclosure Letter, neither HoldCo nor ScottishPower directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, (i) any material corporation, partnership, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business) or (ii) any other business association or entity the effect of which is having or could reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          4.02 CAPITAL STOCK. (a) The authorized share capital of ScottishPower consists solely of (i) 1,700,000,000 ScottishPower Ordinary Shares, of which 1,198,629,102 shares were issued as of November 30, 1998, and (ii) one Special Rights Non-Voting Redeemable Preference Share of L1 (the "SPECIAL SHARE") which was issued as of such date. The authorized share capital of HoldCo consists solely of (i) 50,000 HoldCo ordinary shares of L1 each (to be subdivided into HoldCo Ordinary Shares of 50p each prior to the Scheme Date), of which 2 were issued as of the date of this Agreement, and
(ii) 49,998 non-voting redeemable ordinary shares of L1 each, all of which were issued as of the date of this Agreement, are held by ScottishPower and shall be redeemed by HoldCo prior to the Effective Time. Since November 30, 1998, except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998, SECTION 4.02 of the ScottishPower Disclosure Letter or pursuant to the Scheme of Arrangement, there has been no change in the number of issued ScottishPower Ordinary Shares other than the issuance of ScottishPower Ordinary Shares pursuant to options or rights outstanding as of such date to subscribe or purchase ScottishPower Ordinary Shares, which options or rights are described in SECTION 4.02 of the ScottishPower Disclosure Letter. All of the issued ScottishPower Ordinary Shares and HoldCo Ordinary Shares are, and all Merger Ordinary Shares and all HoldCo Ordinary Shares to be issued to the ADR Depositary pursuant to Section 2.01 will be, upon issuance, duly authorized, validly issued and fully paid and voting, and no class of shares is entitled to preemptive rights, except as provided in Section 89 of the Companies Act of 1985 of the United Kingdom (the "COMPANIES ACT"). Except pursuant to this Agreement, the ScottishPower employee share schemes listed in SECTION 4.02 of the ScottishPower Disclosure Letter (the "SCOTTISHPOWER SHARE SCHEMES"), the HoldCo employee share schemes established in connection with the Scheme of Arrangement to replace the ScottishPower Share Schemes and which are in all material respects similar to the ScottishPower

Share Schemes (the "HOLDCO SHARE SCHEMES"), and except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or SECTION 4.02 of the ScottishPower Disclosure Letter, as of December 6, 1998 there were no outstanding Options obligating HoldCo, ScottishPower or any of their respective Subsidiaries to issue or sell any capital or other shares of ScottishPower or HoldCo or to grant, extend or enter into any Option with respect thereto.

          (b) Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or SECTION 4.02 of the ScottishPower Disclosure Letter, all of the outstanding shares of each Subsidiary of HoldCo and ScottishPower are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by HoldCo or ScottishPower or a Subsidiary wholly owned, directly or indirectly, by HoldCo or ScottishPower, free and clear of any Liens. Immediately following the Scheme Date, all of the outstanding shares of ScottishPower will be duly authorized, validly issued, fully paid and nonassessable and owned, beneficially and of record, by HoldCo or its nominees. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or SECTION
4.02 of the ScottishPower Disclosure Letter, and except for the Share Transfer, there are no (i) outstanding Options obligating HoldCo, ScottishPower or any of their respective Subsidiaries to issue or sell any shares of any Subsidiary of HoldCo or ScottishPower or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than HoldCo or ScottishPower or a Subsidiary wholly owned, directly or indirectly, by HoldCo or ScottishPower with respect to the voting of or the right to participate in dividends or other earnings in respect of any shares of any Subsidiary of HoldCo or ScottishPower.

          (c) Other than (i) as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or SECTION 4.02 of the ScottishPower Disclosure Letter, (ii) the right of Holdco to redeem the 49,998 non-voting redeemable shares held by ScottishPower and referred to in SECTION 4.02(a),
(iii) the right of the holder of the ScottishPower Special Share to require ScottishPower to redeem the ScottishPower Special Share pursuant to the Articles of Association of ScottishPower or, following the Scheme Date, the right of the holder of the HoldCo Special Share (as defined in Schedule II) to require HoldCo to redeem the HoldCo Special Share pursuant to the Articles of Association of HoldCo, and (iv) pursuant to the Scheme of Arrangement or pursuant to a proposed amendment to ScottishPower's Articles of Association which will provide for shares in ScottishPower to be issued to an optionholder under the ScottishPower Share Schemes to be transferred to HoldCo in consideration for HoldCo issuing to the optionholder the same number of HoldCo Ordinary Shares as the number of ScottishPower shares so issued under the ScottishPower Schemes, there are no outstanding contractual obligations of HoldCo or ScottishPower or any Subsidiary of HoldCo or ScottishPower to repurchase, redeem or otherwise acquire any HoldCo Ordinary Shares or ScottishPower Ordinary Shares or any shares of any Subsidiary of HoldCo or ScottishPower or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of HoldCo or ScottishPower or any other person.

          (d) As of December 6, 1998, no bonds, debentures, notes or other indebtedness of HoldCo or ScottishPower having the right to vote on any matters on which shareholders may vote are issued or outstanding.

          4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION
2.01 only, UKSub 1 and UKSub 2) has full power and authority to enter into this Agreement, and, subject (in the case of this Agreement) to obtaining the ScottishPower Shareholders' Approval (as defined in SECTION 6.03(a)) and the Scheme Consents, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) and the consummation by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HoldCo, ScottishPower and Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) and the general partners of the Partnership, and by the Partnership in its capacity as sole stockholder of Merger Sub. The Board of Directors of ScottishPower has passed a resolution declaring the advisability of the Merger and resolving that the Merger be submitted for consideration by the shareholders of ScottishPower. The Board of Directors of HoldCo has passed a resolution approving the Merger. No other corporate proceedings on the part of HoldCo, ScottishPower or Merger Sub or their shareholders, or the Partnership or its general partners are necessary to authorize the execution, delivery and performance of this Agreement by HoldCo, ScottishPower, the Partnership or Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) and the consummation by HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to
SECTION 2.01 only, UKSub 1 and UKSub 2) of the transactions contemplated hereby, other than obtaining the ScottishPower Shareholders' Approval and the Scheme Consents, and to the Scheme of Arrangement becoming effective. This Agreement has been duly and validly executed and delivered by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION
2.01 only, UKSub 1 and UKSub 2) and constitutes a legal, valid and binding obligation of each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) enforceable against each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.04 NON-CONTRAVENTION; APPROVALS AND CONSENTS. (a) Subject to the requirement to obtain the Scheme Consents, the execution and delivery of this Agreement by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) do not, and the performance by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to SECTION 2.01 only, UKSub 1 and UKSub 2) of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures under, any of the terms, conditions or provisions of (i) the memorandum or articles of association or bylaws (or other comparable charter documents) of HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures, (ii) the Partnership Agreement, or (iii) subject to the obtaining of the ScottishPower Shareholders' Approval and the taking of the actions described in paragraph
(b) of this SECTION, (x) any laws or orders of any Governmental or Regulatory Authority applicable to HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets or properties, or (y) any Contracts to which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures is a party or by which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

          (b) Except (i) for the filing of a premerger notification report by ScottishPower under the HSR Act, (ii) for the filing of the Registration Statement with the SEC pursuant to the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the BCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for the filings with, notices to, and approvals of, the LSE and NYSE, (v) the filing of a notice pursuant to
Section 721 of the Defense Production Act of 1950, or any successor thereto ("EXON-FLORIO"), (vi) the approval of the FERC pursuant to the Power Act,
(vii) the approval of any jurisdictional state regulating agencies, (viii) the giving of indications by the OFT, SOS, OFFER and OFWAT as described in SECTIONS 7.01(k) and (l), (ix) as disclosed in SECTION 4.04 of the ScottishPower Disclosure Letter and (x) for the Scheme Consents, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures is a party or by which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of HoldCo, ScottishPower, the Partnership and Merger Sub, the performance by each of HoldCo, ScottishPower, the Partnership and Merger Sub of its obligations hereunder or the consummation of the transactions contemplated hereby other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

          4.05 SEC REPORTS AND FINANCIAL STATEMENTS. (a) ScottishPower has delivered to the Company a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by HoldCo, ScottishPower or any of their respective Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "SCOTTISHPOWER SEC REPORTS"), which are all the documents (other than preliminary materials) that HoldCo, ScottishPower and their respective Subsidiaries were required to file with the SEC since such date. As of their respective dates, the ScottishPower SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the ScottishPower SEC Reports (the "SCOTTISHPOWER FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United Kingdom applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to HoldCo, ScottishPower and their respective Subsidiaries taken as a whole)) the consolidated financial position of ScottishPower and, in respect of periods ending after the Scheme Date, HoldCo and their respective consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in
SECTION 4.05 of the ScottishPower Disclosure Letter, each Subsidiary of ScottishPower and, after the Scheme Date, of Holdco is treated as a consolidated subsidiary of ScottishPower or HoldCo, as the case may be, in the ScottishPower Financial Statements for all periods covered thereby.

          (b) All material filings required to be made by ScottishPower or any of its Subsidiaries since December 31, 1995 in the United Kingdom under the Electricity Act 1989, the Water Industry Act 1991, the Water Resources Act 1991 and the Telecommunications Act 1984 have been filed with OFFER, OFWAT and the Office of Telecommunications Services or any other appropriate Governmental or Regulatory Authority, as the case may be, including all material forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, complied, as of their respective dates, in all material respects with all applicable requirements of the statute and the rules and regulations thereunder.

          4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or SECTION 4.06 of the ScottishPower Disclosure Letter, (a) since March 31, 1998 there has not been any change, event or development having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole (other than those changes, events, or developments occurring as a result of general economic or financial conditions or which are not unique to HoldCo, ScottishPower and their respective Subsidiaries but also affect other entities who participate or are engaged in the lines of business in which HoldCo, ScottishPower and their respective Subsidiaries are engaged), and (b) between March 31, 1998 and December 6, 1998 ScottishPower, its Subsidiaries and the ScottishPower Joint Ventures have conducted their respective businesses only in the ordinary course substantially consistent with past practice.

          4.07 ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 1998 included in the ScottishPower Financial Statements or as disclosed in SECTION 4.07 of the ScottishPower Disclosure Letter, neither HoldCo, ScottishPower nor any of their respective Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles in the United Kingdom to be reflected on a consolidated balance sheet of ScottishPower and, in respect of periods ending after the Scheme Date, HoldCo and their respective consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          4.08 LEGAL PROCEEDINGS. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or in SECTION 4.08 of the ScottishPower Disclosure Letter and except for environmental matters which are governed by SECTION 4.15, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of HoldCo or ScottishPower, threatened against, nor to the knowledge of HoldCo or ScottishPower are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement, and (ii) neither HoldCo, ScottishPower nor any of their respective Subsidiaries nor any of the ScottishPower Joint Ventures is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

          4.09 INFORMATION SUPPLIED. (a) The registration statement on Form F-4 to be filed with the SEC by HoldCo in connection with the issuance of HoldCo ADSs in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "REGISTRATION STATEMENT"), and any other documents to be filed by HoldCo or ScottishPower with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, or at the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by HoldCo, ScottishPower, the Partnership or Merger Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

          (b) The ScottishPower Disclosure Documents will, at all relevant times, include all information relating to ScottishPower and HoldCo and their respective Subsidiaries, and information which is within the knowledge of each of the directors of ScottishPower and HoldCo (or which it would be reasonable for them to obtain by making inquiries), which, in each case, is required to enable the ScottishPower Disclosure Documents and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act, the FSA and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

          (c) Notwithstanding the foregoing provisions of this SECTION 4.09, no representation or warranty is made by ScottishPower or HoldCo with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement, the Listing Particulars, the Circular or the Scheme Document based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to SECTION 3.09.

          4.10 PERMITS; COMPLIANCE WITH LAWS AND ORDERS. HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Ventures hold all permits, licenses, franchises variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities (other than environmental permits which are governed by SECTION 4.15) necessary for the lawful conduct of their respective businesses (the "SCOTTISHPOWER PERMITS"), except for failures to hold such ScottishPower Permits which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Ventures are in compliance with the terms of the ScottishPower Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998, none of HoldCo, ScottishPower, their respective Subsidiaries or the ScottishPower Joint

Ventures are in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          4.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or SECTION 4.11 of the ScottishPower Disclosure Letter, none of HoldCo, ScottishPower or any of their respective Subsidiaries or, to the knowledge of HoldCo or ScottishPower, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the memorandum or articles of association (or other comparable charter documents) of HoldCo, ScottishPower or any of their material Subsidiaries or (ii) any Contract to which HoldCo, ScottishPower or any of their respective Subsidiaries is a party or by which HoldCo, ScottishPower or any of their respective Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          4.12 TAXES. (a) Each of HoldCo, ScottishPower and their respective Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired and all tax returns and reports are complete and accurate in all material respects. HoldCo (if applicable), ScottishPower and each of their respective Subsidiaries has paid (or HoldCo or ScottishPower has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the ScottishPower SEC Reports reflect an adequate reserve for all taxes payable by ScottishPower and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against HoldCo, ScottishPower or any of their respective Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against HoldCo, ScottishPower or any of their respective Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the ScottishPower SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          (b) Neither HoldCo, ScottishPower nor any of their respective Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Code Section 368(a).

          (c)  UKSub 1 and UKSub 2 are not public limited companies.

          (d) From the date hereof through the Share Transfer, ScottishPower will directly own the whole of the issued share capital of UKSub 1 and UKSub
2. Following the Share Transfer and through the Closing Date, HoldCo will directly own the whole of the issued share capital of UKSub 1 and UKSub 2.

          (e) UKSub 1 and UKSub 2 directly own all of the equity interests in the Partnership.

          (f)  Prior to the Closing Date, ScottishPower or HoldCo will make
(i) the elections necessary pursuant to Section 301.7701-3 of the U.S. Treasury regulations promulgated under the Code to treat UKSub 1 and UKSub 2 as entities disregarded as separate from ScottishPower and HoldCo and (ii) an election under Section 301.7701-3 of the U.S. Treasury regulations to treat the Partnership as an association taxable as a corporation. Neither ScottishPower, HoldCo, nor any of their respective Subsidiaries has taken any action that (or has failed to take any action if such failure) would reasonably be likely to cause UKSub 1 or UKSub 2 to be characterized as an association taxable as a corporation for U.S. federal income tax purposes.

          (g) Following the Scheme Date, HoldCo will satisfy either directly or indirectly, through the activities of one or more "qualified subsidiaries", the active trade or business test specified in Section 1.367(a)-3(c)(3) of the U.S. Treasury regulations for a minimum period of three years prior to the Closing Date.

          (h) None of HoldCo, ScottishPower, UKSub 1, UKSub 2, the Partnership, nor any other affiliate of HoldCo or ScottishPower has any intention to redeem, acquire, or to cause the Company or any affiliate of the Company to acquire, or to arrange for another person to acquire, any of the ADS Consideration or the Ordinary Share Consideration.

          (i) Neither HoldCo, ScottishPower nor any affiliate thereof, directly or indirectly, has paid any expense incurred by the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

          (j) Neither HoldCo, ScottishPower nor any affiliate thereof, directly or indirectly, has loaned any funds to any escrow account, trust or other fund established to pay any expenses incurred by the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

          (k) Neither HoldCo, ScottishPower nor any affiliate thereof, directly or indirectly, owns any stock issued by the Company unless acquired directly from the Company.

          4.13 SCOTTISHPOWER EMPLOYEE BENEFIT PLANS. (a) ScottishPower has made available to the Company complete and correct copies, as of December 6, 1998, of: (i) the current trust deeds and rules of each of the material employee benefit plans to which ScottishPower and its Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life assurance benefits (the "SCOTTISHPOWER EMPLOYEE BENEFIT

PLANS") (including any draft amendments); (ii) the most recently prepared explanatory booklets and announcements relating to each of the ScottishPower Employee Benefit Plans; (iii) a copy of the actuary's report on the latest actuarial valuation of the ScottishPower Employee Benefit Plans, if applicable; and (iv) the rules of the ScottishPower Share Schemes.

               (b) The ScottishPower Employee Benefit Plans are the only material schemes to which HoldCo, ScottishPower and their respective Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life insurance benefits except for any schemes for providing retirement, death or disability or life insurance benefits ("HOLDCO EMPLOYEE BENEFIT PLANS") which HoldCo establishes in connection with the Scheme of Arrangement which are in all material respects similar to the ScottishPower Employee Benefit Plans.

               (c) To the extent such exemption is intended by ScottishPower, the ScottishPower Employee Benefit Plans are exempt approved schemes within the meaning of Chapter 1 Part XIV of the Income and Corporation Taxes Act 1988. Except as specifically set forth in
     SECTION 4.13 of the ScottishPower Disclosure Letter, members of the ScottishPower Employee Benefit Plans are contracted-out of the State Earnings Related Pension Scheme.

               (d) To the knowledge of HoldCo or ScottishPower, there is no amount which is treated by Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995 as a debt due to the trustees of the ScottishPower Employee Benefit Plans or from ScottishPower or any of its Subsidiaries to the trustees of any other benefit plan except for such debts which would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. The ScottishPower Employee Benefit Plans have not ceased to admit new members.

               (e) Except as set forth in SECTION 4.13 of the ScottishPower Disclosure Letter and except for disputes which would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, there is no dispute about the benefits payable under the ScottishPower Employee Benefit Plans and, to the knowledge of HoldCo or ScottishPower, there are no circumstances which might give rise to any such dispute.

               (f) To the knowledge of HoldCo or ScottishPower, the actuary's report on the latest actuarial valuation accurately describes the financial position of each ScottishPower Employee Benefit Plan for which an actuarial valuation is required by law at its effective date and in accordance with the assumptions employed for that valuation. Except as set forth in SECTION 4.13 of the ScottishPower Disclosure Letter, nothing has happened since that date which would, to a material extent, affect the level of funding of any ScottishPower Employee Benefit Plan and, since that date, contributions have been paid to each ScottishPower Employee Benefit Plan at the rate recommended by the actuary. Except as set forth in SECTION 4.13 of the ScottishPower Disclosure Letter, no assets have been withdrawn by HoldCo, ScottishPower or any of their respective Subsidiaries from any ScottishPower Employee Benefit Plan (except to pay benefits or by way of reimbursement of expenses) since the effective date of the latest actuarial valuation of that plan.

               (g) Except as set forth in SECTION 4.13 of the ScottishPower Disclosure Letter or as would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, the ScottishPower Employee Benefit Plans comply with and have been administered in accordance with all applicable laws, regulations and requirements. All amounts due to the ScottishPower Employee Benefit Plans at any time prior to the month in which this Agreement is signed have been paid.

          4.14 LABOR MATTERS. (a) Except as set forth in SECTION 4.14 of the ScottishPower Disclosure Letter, neither HoldCo, ScottishPower nor any of their respective Subsidiaries is a party to any collective bargaining agreement, recognition agreement, European Works Council or other labor agreement with any union, labor organization or other responsible body. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or in SECTION 4.14 of the ScottishPower Disclosure Letter, there are no disputes pending or, to the knowledge of HoldCo or ScottishPower, threatened between HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures and any trade union or other representatives of its employees, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, and, to the knowledge of HoldCo or ScottishPower, there are no material organization efforts presently being made involving any of the now unorganized employees of HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures. Since December 31, 1995, there has been no work stoppage, strike or other concerted action by employees of HoldCo, ScottishPower or any of their respective Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          (b) To the knowledge of HoldCo or ScottishPower, neither HoldCo, ScottishPower nor any of their respective Subsidiaries nor any of the ScottishPower Joint Ventures is in violation of any labor laws in any country (or political subdivision thereof) in which they transact business, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          4.15 ENVIRONMENTAL MATTERS. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or in SECTION 4.15 of the ScottishPower Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole:

          (a) (i) Each of HoldCo, ScottishPower and their respective Subsidiaries and the ScottishPower Joint Ventures is in compliance with all applicable Environmental Laws (as hereinafter defined); and

               (ii) Neither HoldCo, ScottishPower nor any of their respective Subsidiaries nor any of the ScottishPower Joint Ventures has received any written communication from any person or Governmental or Regulatory Authority that alleges that HoldCo, ScottishPower or any of their respective Subsidiaries or Joint Ventures is not in such compliance with applicable Environmental Laws.

          (b) Each of HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Ventures has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Venture are in compliance with all terms and conditions of the Environmental Permits.

          (c) There is no Environmental Claim (as hereinafter defined) pending

               (i) against HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures;

               (ii) to the knowledge of HoldCo or ScottishPower, against any person or entity whose liability for any Environmental Claim HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures has or may have retained or assumed either contractually or by operation of law; or

               (iii) against any real or personal property or operations which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures owns, leases or manages in whole or in part.

          (d) To HoldCo's or ScottishPower's knowledge, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures, or against any person or entity whose liability for any Environmental Claim HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures has or may have retained or assumed either contractually or by operation of law.

          (e)  As used in this SECTION 4.15:

          (i) "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental or Regulatory Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

              (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures; or

              (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

              (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

         (ii) "ENVIRONMENTAL LAWS" means all European Union, national, regional, or local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as its relates to the environmental including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials including, without limitation, Part II and paragraphs 161 and 162 of Schedule 22 of the Environment Act 1995 and the Department of the Environment Transport and the Regions Consultation Draft Guidance on Contaminated Land dated October 1998 but not to the extent that any modification thereof introduced in the final form of this guidance imposes materially more onerous or stringent requirements in respect of contaminated land or pollution.

        (iii) "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "HAZARDOUS SUBSTANCES", "HAZARDOUS WASTES", "HAZARDOUS MATERIALS", "EXTREMELY HAZARDOUS WASTES", "RESTRICTED HAZARDOUS WASTES", "TOXIC SUBSTANCES", "TOXIC POLLUTANTS", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures operates or any jurisdiction which has received such chemical, material, substance or waste from HoldCo, ScottishPower or their respective Subsidiaries; and

          (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          4.16 INTELLECTUAL PROPERTY RIGHTS. HoldCo, ScottishPower and their respective Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. Neither HoldCo, ScottishPower nor any of their respective Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the knowledge of HoldCo or ScottishPower, such Intellectual Property is not being infringed by any third party, and neither HoldCo, ScottishPower nor any of their respective Subsidiaries is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

          4.17 VOTE REQUIRED. The only votes of the holders of any class of shares of ScottishPower or, after the Scheme Date, Holdco required to approve the Merger and the other transactions contemplated hereby (other than those set forth in paragraphs 1 through 3 of Schedule II and any vote which may be required in order to give effect to the conversion of the Company Stock Options in accordance with SECTION 6.10 or to give effect to the amendments to HoldCo's Articles of Association in accordance with SECTION 6.03(c)) are the affirmative vote of a majority of such ordinary shareholders of ScottishPower as (being entitled to do so) are present and vote (or, in the case of a vote taken on a poll, the affirmative vote by shareholders or their proxies representing a majority of the ScottishPower Ordinary Shares in respect of which votes were validly exercised) at the ScottishPower Shareholders Meeting in relation to the approval of the Merger and the Scheme of Arrangement.

          4.18 [Intentionally Omitted]

          4.19 OWNERSHIP OF COMPANY COMMON STOCK. Neither HoldCo, ScottishPower nor any of their respective Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock.

          4.20 INSURANCE. Except as set forth in SECTION 4.20 of the ScottishPower Disclosure Letter, each of ScottishPower and its Subsidiaries is, and has been continuously since January 1, 1994 (and at all times following the Scheme Date, HoldCo and its Subsidiaries will be), insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by HoldCo, ScottishPower and their respective Subsidiaries during such time period. Except as set forth in SECTION 4.20 of the ScottishPower Disclosure Letter, neither HoldCo, ScottishPower nor any of their respective Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of HoldCo, ScottishPower or any of their respective Subsidiaries. The insurance policies of Holdco, ScottishPower and each of their respective Subsidiaries are valid and enforceable policies.

          4.21 YEAR 2000. ScottishPower and its Subsidiaries have (and at all times following the Scheme Date, to the extent (if at all) then necessary, HoldCo will have) put into effect practices and programs which ScottishPower (or HoldCo) reasonably believes will enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by ScottishPower (or HoldCo) or any of their respective Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999 of accounting for all calculations using a century and date sensitive algorithm for the year 2000, and the fact that the year 2000 is a leap year and to otherwise continue to function without material interruption caused by the occurrence of the year 2000.

          4.22 JOINT VENTURE REPRESENTATIONS.   Each representation and
warranty made by HoldCo or ScottishPower in this Article IV relating to a ScottishPower Joint Venture that is neither operated nor managed by HoldCo or ScottishPower or a Subsidiary thereof shall be deemed to be made only to HoldCo's and ScottishPower's knowledge.

                                   ARTICLE V
                                   COVENANTS

          5.01 COVENANTS OF THE COMPANY. At all times from and after December 6, 1998 until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that HoldCo or ScottishPower shall otherwise previously consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) ORDINARY COURSE. The Company and each of its Subsidiaries shall conduct their businesses only in, and the Company and each of its Subsidiaries shall not take any action except in, the ordinary course substantially consistent with past business practice. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing material permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in substantially the same amounts and against substantially the same risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them.

          (b) CHARTER DOCUMENTS. The Company shall not, nor shall it permit any of its Subsidiaries to, amend or propose to amend its certificate or articles of incorporation or bylaws or its memorandum and articles of association (or other comparable corporate charter documents).

          (c) DIVIDENDS. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

               (A) that the Company may continue the declaration and payment of regular cash dividends (including increases consistent with past practice) on Company Common Stock and the Company Preferred Stock, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that no such dividend on the Company Common Stock shall exceed the amount budgeted therefor in the Company Budget (as hereinafter defined), and

               (B) for the declaration and payment of dividends by (x) a wholly-owned Subsidiary solely to its parent corporation,
                    (y) Bridger Coal Company in accordance with past practice and (z) Subsidiaries of regular cash dividends with usual record and payment dates (including increases consistent with past practice) in accordance with past dividend practice, and

(ii) split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) except as disclosed in SECTION 5.01(c) of the Company Disclosure Letter, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) except as disclosed in SECTION 5.01(c) of the Company Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or comprised in its share capital or any Option with respect thereto except:

               (A) in connection with intercompany purchases of capital stock or share capital,

               (B) for the purpose of funding employee stock ownership or dividend reinvestment, stock purchase plans and other incentive plans disclosed in SECTION 5.01(d) of the Company Disclosure Letter in accordance with past practice, and

               (C) Prior to the Closing Date, the Company shall redeem all outstanding shares of its $1.28 Series, $1.18 Series and $1.16 Series of no par serial preferred stock.

          (d) SHARE ISSUANCES. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or comprised in its share capital or any Option with respect thereto (other than (i) the issuance of Company Common Stock upon the exercise of Options issued pursuant to the Company's Stock Incentive Plan outstanding on December 6, 1998 and in accordance with their present terms, (ii) except as specifically set forth under the heading "Long-Term Incentive Awards" on the Schedule of Ongoing Compensation Obligations attached to SECTION 5.01(d) of the Company Disclosure Letter, the issuance of options or awards pursuant to the Company's Stock Incentive Plan in accordance with its present terms and only in connection with the hiring of new employees, and the issuance of shares of Company Common Stock upon exercise of such options or awards, (iii) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto and (iv) shares of Company Preferred Stock with a stated value of up to an aggregate of $250 million).

          (e) ACQUISITIONS. Except as set forth in SECTION 5.01(e) of the Company Disclosure Letter and other than as provided in the 1999 operating budget of the Company, a copy of which has been disclosed to and discussed with ScottishPower, or any other budget of the Company thereafter approved by HoldCo or ScottishPower, which approval shall not be unreasonably withheld (collectively, the "COMPANY BUDGET"), the Company shall not, nor shall it permit any of its Subsidiaries to, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in excess of $25 million in any one transaction; PROVIDED, that this SECTION 5.01(e) shall not prohibit any capital expenditures made in accordance with SECTION 5.01(j).

          (f) DISPOSITIONS. Other than as set forth in SECTION 5.01(f) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice or having an aggregate net book value of $25 million or less in any one transaction.

          (g) INDEBTEDNESS. Other than as expressly provided in the Company Budget, the Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities) in an aggregate amount not exceeding $500 million; (ii) long-term indebtedness not aggregating more than $200 million and (iii) indebtedness entered into in connection with the refinancing of indebtedness outstanding on December 6, 1998 or incurred in compliance with this SECTION 5.01(g).

          (h) EMPLOYEE BENEFITS. Except as set forth on SECTION 5.01(h) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt, amend (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or increase in any manner the compensation or fringe benefits of any director or executive officer, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any employee, or pay any benefit not required by any plan or arrangement in effect as of December 6, 1998 and, in no event shall the Company or its Subsidiaries be permitted to grant to any employee any rights that are not in effect on December 6, 1998 to any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or increase in obligations to fund benefits with respect to that employee resulting from a change in control or change in ownership of the Company or any of its Subsidiaries.

          (i) AFFILIATE CONTRACTS. Except as disclosed in SECTION 5.01(i) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries or, within the exercise of its reasonable commercial efforts, its Joint Ventures to, except as otherwise expressly provided for in this Agreement, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries.

          (j) CAPITAL EXPENDITURES. The Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures or commitments other than (i) as required by applicable law, (ii) capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), and (iii) other capital expenditures in excess of 110% of the aggregate amount provided for such purposes in the Company Budget.

          (k) 1935 ACT. The Company shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act, including any action or inaction that would cause the prior approval of the SEC under the 1935 Act to be required for the consummation of the transactions contemplated hereby.

          (l) REGULATORY STATUS. The Company shall not, nor shall it permit any of its Subsidiaries to, agree or consent to any material agreements or modifications of material existing agreements with any Government or Regulatory Authority in respect of the operations of their businesses except where following discussion with the relevant authority such agreements or modifications are imposed upon the Company.

          (m) TRANSMISSION, GENERATION. Except as required pursuant to tariffs on file with the FERC as of December 6, 1998, or as set forth in
SECTION 5.02(m) of the Company Disclosure Letter, the Company shall not, nor shall it permit its Subsidiaries to:

               (i) commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts, or

              (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities, in an amount in excess of $25 million in any one transaction, except as set forth in the Company Budget. Any regulatory order potentially imposing any such obligation shall be immediately forwarded to HoldCo or ScottishPower.

          (n) ACCOUNTING. The Company shall not, nor shall it permit any of its Subsidiaries to, make any material changes in their accounting methods, except as required by law, rule, regulation or applicable generally accepted accounting principles.

          (o) TAX MATTERS. The Company shall not take any action which (or fail to take any action if such failure) would cause the Merger to fail to qualify as a reorganization described in Code Section 368(a).

          (p) NO BREACH. The Company shall not, nor shall it permit any of its Subsidiaries to willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (q) NO LITIGATION. The Company shall not, nor shall it permits any of its Subsidiaries to, initiate any material actions, suits, arbitrations or proceedings.

          (r) TAX-EXEMPT STATUS. The Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, take any action that would be reasonably likely to jeopardize the qualification of any material amount of outstanding revenue bonds which qualify on December 6, 1998 under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986.

          (s) ADVICE OF CHANGES. The Company shall confer with HoldCo or ScottishPower on a regular and frequent basis with respect to the Company's business and operations and other matters relevant to the Merger, and shall promptly advise HoldCo or ScottishPower, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of material litigation; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

          (t) NOTICE AND CURE. The Company will notify HoldCo or ScottishPower in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to the Company, that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of the Company contained in this Agreement. The Company also will notify HoldCo or ScottishPower in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to the Company, of any representation, warranty, covenant or agreement made by the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

          (u) FULFILLMENT OF CONDITIONS. Subject to the terms and conditions of this Agreement, the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and will proceed diligently and in good faith to satisfy each condition to its obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and the Company will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

          5.02 COVENANTS OF HOLDCO AND SCOTTISHPOWER. Each of HoldCo, at all times from and after the date hereof until the Effective Time, and ScottishPower, at all times from December 6, 1998 until the Effective Time, covenants and agrees as to itself and its Subsidiaries that (except for the transactions contemplated or permitted by this Agreement or to the extent that the Company shall otherwise previously consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) ORDINARY COURSE. Except pursuant to the Scheme of Arrangement and the establishment of HoldCo Share Schemes and HoldCo Employee Benefit Plans, HoldCo, ScottishPower and each of their respective Subsidiaries shall conduct their businesses only in, and HoldCo, ScottishPower and each of their respective Subsidiaries shall not take any action except in, the ordinary course consistent with past practice. Without limiting the generality of the foregoing, HoldCo, ScottishPower and their respective Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to maintain in effect all existing permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them.

          (b) CHARTER DOCUMENTS. Other than as contemplated by SECTION 6.03(c) and except to the extent required to comply with applicable law or the rules of the LSE, HoldCo (after the Scheme Date) and ScottishPower shall not, nor shall they permit any of their respective Subsidiaries to, amend or propose to amend their respective certificates or articles of incorporation or bylaws or their respective memoranda and articles of association (or other comparable corporate charter documents).

          (c) DIVIDENDS. Other than as set forth in the ScottishPower Budget (as defined in SECTION 5.02(e)), HoldCo and, prior to the Scheme Date, ScottishPower shall not, nor shall they permit any of their respective Subsidiaries to,

     (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

               (A) that, ScottishPower may, (I) as regards record dates for the payment of dividends occurring prior to the Scheme Date, continue the declaration and payment of regular cash dividends (including increases consistent with past practice) on ScottishPower Ordinary Shares, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that no such dividend shall exceed by more than 12% the dividend payable during the prior fiscal year in respect of the comparable time period and (II) before, on or after the Scheme Date, effect the Share Transfer, and

               (B) that, as regards record dates for the payment of dividends occurring after the Scheme Date, HoldCo may declare and pay regular cash dividends (including increases consistent with ScottishPower's past practice) on HoldCo Ordinary Shares, with usual record and payment dates for such dividends in accordance with ScottishPower's past dividend practice; provided, that no such dividend shall, when taken together with any dividend paid pursuant to clause (A)(I) of this paragraph
                    (c), exceed more than 12% of the dividend payable by ScottishPower during the prior fiscal year in respect of the comparable time period, and

               (C) for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation (including for the avoidance of doubt dividends by ScottishPower to HoldCo following the Scheme Date), and

     (ii) other than pursuant to the Scheme of Arrangement or in connection with the restructuring of the transactions contemplated hereby pursuant to SECTION 6.07, split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital (except that HoldCo may subdivide its ordinary shares as referred to in SECTION 4.02(a)), (iii) other than pursuant to the Scheme of Arrangement, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) other than pursuant to the Scheme of Arrangement or as described in SECTION 5.02(c) of the ScottishPower Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or comprised in its share capital or any Option with respect thereto except:

               (A) in connection with intercompany purchases of capital stock or share capital,

               (B) for the purpose of funding employee share ownership, dividend reinvestment, stock purchase and other incentive plans disclosed in SECTION 5.02 (c) of the ScottishPower Disclosure Letter in accordance with past practice,

               (C) the redemption of the ScottishPower Special Share or the HoldCo Special Share in accordance with its terms or

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

               (D) the redemption of the 49,998 HoldCo non-voting redeemable shares referred to in SECTION 4.02.

          (d) SHARE ISSUANCES. Other than pursuant to the Scheme of Arrangement, (i) ScottishPower shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or comprised in its share capital or any Option with respect thereto (other than (A) up to 125 million shares of ScottishPower Ordinary Shares for general corporate purposes, (B) the issuance of ScottishPower Ordinary Shares or stock appreciation, share awards or similar rights, as the case may be, pursuant to the ScottishPower Share Schemes, in each case outstanding on December 6, 1998 and in accordance with their present terms, subject to any amendments made in the ordinary course consistent with past practice or pursuant to any share scheme of ScottishPower to be adopted in the ordinary course consistent with past practice, (C) the issuance of options or awards pursuant to ScottishPower Share Schemes in accordance with their present terms, subject to any amendments made in the ordinary course of business consistent with past practice or as reasonably necessary to reflect the Scheme of Arrangement and, except as set forth in SECTION 5.02(d) of the ScottishPower Disclosure Letter, only in connection with the hiring of new employees and the issuance of shares of ScottishPower Ordinary Shares upon exercise of such options or awards, and (D) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto).

               (ii) HoldCo shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock other than in the amounts and for the purposes set forth in clause (i) of this paragraph (d) and other than pursuant to the HoldCo Share Schemes or pursuant to the arrangement referred to in SECTION 4.02(c)(iv) or pursuant to the ScottishPower Share Schemes as amended as reasonably necessary to reflect the Scheme of Arrangement.

          (e) ACQUISITIONS. Other than as provided in the 1999 operating budget of ScottishPower, a copy of which has been disclosed to and discussed with the Company, or any subsequently-adopted budget of ScottishPower disclosed to the Company (collectively, the "SCOTTISHPOWER BUDGET") or pursuant to the Scheme of Arrangement, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof (i) in excess of 750 million British pound sterling or (ii) if such acquisition would have a material adverse affect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, without the prior written consent of the Company.

          (f) DISPOSITIONS. Other than as provided in the ScottishPower Budget, and other than the transfer of all of the outstanding shares of UKSub 1 and UKSub 2 from ScottishPower to HoldCo, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice and having an aggregate value of less than L750 million.

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

          (g) INDEBTEDNESS . Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness in an aggregate amount not exceeding 110% of the amount of indebtedness provided for in the ScottishPower Budget. For purposes of this paragraph (g), any indebtedness up to L500 million incurred in connection with the planned buyback of ScottishPower Ordinary Shares and/or HoldCo Ordinary Shares shall be disregarded.

          (h) AFFILIATE CONTRACTS. Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries or, within the exercise of its reasonable commercial efforts, the ScottishPower Joint Ventures to, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction (other than pursuant to the Scheme of Arrangement) outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries.

          (i) CAPITAL EXPENDITURES. Except for any payments by HoldCo to ScottishPower in connection with the acquisition by HoldCo of UKSub 1 and UKSub 2 or any investment by HoldCo in UKSub 1 and UKSub 2, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, make any capital expenditures or commitments (except as required by law or regulation) in excess of 110% of the aggregate amount provided for such purposes in the ScottishPower Budget.

          (j) 1935 ACT. Except for the acquisition of ScottishPower by HoldCo and the filing of Forms U-57 by ScottishPower and HoldCo's other utility subsidiaries after the acquisition of ScottishPower by HoldCo, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act, including any action or inaction that would cause the prior approval of the SEC under the 1935 Act to be required for the consummation of the transactions contemplated hereby.

          (k) UK LICENSING REGIME. Except pursuant to the Scheme of Arrangement, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, engage in any activities or omit to do anything which would entitle any Governmental or Regulatory Authority to revoke in whole or in material part any material license, authorization or appointment or which would otherwise materially change the status of HoldCo, ScottishPower or any of their respective Subsidiaries (HoldCo, ScottishPower and their respective Subsidiaries being referred to as the "HoldCo Group") thereunder.

          (l) TRANSMISSION, GENERATION. Except as set forth in SECTION 5.02(l) of the ScottishPower Disclosure Letter, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to:

               (i) commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts, or

               (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities, in an amount in excess of $200 million in any one transaction.

          (m) ACCOUNTING. Neither HoldCo nor ScottishPower shall nor shall they permit any of their respective Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or applicable generally accepted accounting principles or, in the case of HoldCo, adopting accounting methods substantially the same as those of ScottishPower.

          (n) TAX MATTERS. Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, take any action which (or fail to take any action if such failure) would cause the Merger to fail to qualify as a reorganization described in Section 368(a) of the Code.

          (o) NO BREACH. Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (p) ADVICE OF CHANGES. HoldCo and ScottishPower shall confer with the Company on a regular and frequent basis with respect to HoldCo's and ScottishPower's business and operations and other matters relevant to the Merger, and shall promptly advise the Company, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo and ScottishPower to consummate the transactions contemplated hereby; provided that HoldCo and ScottishPower shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

          (q) NOTICE AND CURE. HoldCo or ScottishPower will notify the Company in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to HoldCo or ScottishPower, that causes or will cause any covenant or agreement of HoldCo or ScottishPower under this Agreement to be breached or that renders or will render untrue any representation or warranty of HoldCo or ScottishPower contained in this Agreement. HoldCo or ScottishPower will also notify the Company in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to HoldCo or ScottishPower, of any representation, warranty, covenant or agreement made by HoldCo or ScottishPower. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining the satisfaction of any condition contained herein.

          (r) FULFILLMENT OF CONDITIONS. Subject to the terms and conditions of this Agreement, HoldCo and ScottishPower will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the Company's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither HoldCo nor ScottishPower will, nor will they permit any of their respective Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

          5.03  JOINT EXECUTIVE COMMITTEE.   As soon as practicable after the
date hereof, ScottishPower and the Company shall establish a joint executive committee (the "JOINT EXECUTIVE COMMITTEE") which shall be comprised of three nominees of ScottishPower (one of whom, in the first instance, shall be Ian Robinson) and three nominees of the Company (one of whom, in the first instance, shall be Keith McKennon). The Joint Executive Committee shall be jointly chaired by Ian Robinson and Keith McKennon and shall have the objective of facilitating and achieving the Merger contemplated in this Agreement, integration planning, strategic development, developing recommendations concerning the future structure and the general operation of the Company after the Effective Time subject to applicable law. The Joint Executive Committee shall meet monthly in the United States or upon such other date or dates, and in such other places, as ScottishPower and the Company may agree from time to time and may be convened by telephone, video conference or similar means.

          5.04 TAX MATTERS. Except as set forth in their respective Disclosure Letters, neither HoldCo, ScottishPower nor the Company shall, nor shall any party permit its Subsidiaries to, make or rescind any material express or deemed election relating to taxes, or change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of its tax return(s) for the prior taxable year, except as may be required by applicable law, as agreed to by the other party or, subject to
SECTION 6.18, to the extent reasonably necessary to comply with or implement the Scheme of Arrangement. The Company shall inform ScottishPower regarding the progress of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes and shall consult with ScottishPower before entering into any settlements or compromises with regard to such matters.

          5.05 DISCHARGE OF LIABILITIES. Neither HoldCo, ScottishPower nor the Company shall, nor shall any party permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the entry into of the New Facilities in place of, and/or amending, the RCF, or other than as contemplated by paragraph 11 of Schedule I or other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC or the Registrar of Companies in Edinburgh, or incurred in the ordinary course of business consistent with past practice.

          5.06 CONTRACTS. Neither HoldCo, ScottishPower nor the Company shall, nor shall any party permit its Subsidiaries or, within the exercise of its reasonable business efforts, its Joint Ventures to, except the entry into of the New Facilities in place of, and/or amending, the RCF, or other than as contemplated by paragraph 11 of Schedule I or as contemplated by this Agreement or in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

          5.07 NO SOLICITATIONS. (a) Except as disclosed in SECTION 5.07 of the Company Disclosure Letter, prior to the Effective Time, the Company agrees (i) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in SECTION 9.12) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (A) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (B) 5% or more of the outstanding shares of Company Common Stock or (C) 5% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (iii) that it will notify ScottishPower or HoldCo promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that nothing contained in this SECTION 5.07(a) shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in SECTION 6.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited BONA FIDE Alternative Proposal, if, and only to the extent that, prior to receipt of the Company Stockholders' Approval, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that a failure to perform such action could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal, (C) the Board of Directors has reasonably concluded in good faith that such Alternative Proposal is more favorable to the Company's stockholders than the Merger, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to ScottishPower or HoldCo to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (E) the Company keeps ScottishPower or HoldCo appropriately informed of the status of any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this
SECTION 5.07 shall (x) permit the Company to terminate this Agreement (except as specifically provided in ARTICLE VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

          (b) Each of HoldCo and ScottishPower agrees that (i) neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in SECTION 9.12) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to any transaction that would constitute a Change of Control (as defined in SECTION 8.01(e)), (ii) it will notify the Company promptly if any such inquiries, proposals or offers are received by HoldCo or ScottishPower and (iii) will keep the Company appropriately informed of the status of any such inquiries, proposals or offers.

          5.08 CONDUCT OF BUSINESS OF MERGER SUB. (a) Merger Sub shall not be formed until immediately prior to the Closing Date.

          (b)  Prior to the Effective Time, HoldCo shall cause Merger Sub to
(i) perform its obligations under this Agreement in accordance with its terms, (ii) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, (iii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (iv) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

          5.09 THIRD PARTY STANDSTILL AGREEMENTS. During the period from December 6, 1998 through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

          5.10 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct HoldCo's or ScottishPower's operations prior to the Effective Time. Nothing contained in this Agreement shall give HoldCo or ScottishPower, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company, HoldCo and ScottishPower shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VI

                           ADDITIONAL AGREEMENTS

          6.01 ACCESS TO INFORMATION. Each of the Company, HoldCo and ScottishPower shall, and shall cause each of its Subsidiaries and, so long as consistent with its confidentiality obligations under its Joint Venture agreements, shall use commercially reasonable efforts to cause its Joint Ventures to, throughout the period from the date hereof to the Effective Time, (i) provide the other parties and their respective Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company, HoldCo and ScottishPower, as the case may be, and their respective Subsidiaries and Joint Ventures and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company, HoldCo and ScottishPower, as the case may be, and its Subsidiaries and Joint Ventures, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company, HoldCo and ScottishPower, as the case may be, or any of their respective Subsidiaries and Joint Ventures pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans, and other books and records) concerning the business and operations of the Company, HoldCo and ScottishPower, as the case may be, and its Subsidiaries and Joint Ventures as any such party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this SECTION 6.01 that constitutes "REVIEW MATERIAL" (as such term is defined in the letter agreement dated as of October 12, 1998 between the Company and ScottishPower (the "CONFIDENTIALITY AGREEMENT")) shall be governed by the terms of the Confidentiality Agreement.

          6.02 PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT. As soon as practicable after the date of this Agreement, the Company shall, in cooperation with HoldCo and ScottishPower, prepare the Proxy Statement and HoldCo and ScottishPower shall, in cooperation with the Company, prepare the Registration Statement, in which the Proxy Statement will be included as the prospectus. The Company shall, in cooperation with ScottishPower, file the Proxy Statement with the SEC as its preliminary Proxy Statement and HoldCo shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as the prospectus. HoldCo and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. HoldCo and the Company shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where ScottishPower is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of HoldCo ADRs or Merger Ordinary Shares in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, HoldCo shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. HoldCo, ScottishPower and the Company shall cooperate with the other parties in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other parties of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other parties promptly copies of all correspondence between HoldCo, ScottishPower or he Company, as the case may be, or any of their respective Representatives with respect to the Registration Statement or the Proxy Statement. HoldCo, ScottishPower and the Company shall give the other parties and their respective counsel the opportunity to review the Registration Statement and the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and HoldCo agrees to use commercially reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock and Company Preferred Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time.

          6.03 APPROVAL OF SHAREHOLDERS. (a) ScottishPower shall, through its Board of Directors, duly call, give notice of, convene and hold a general meeting of its shareholders (the "SCOTTISHPOWER SHAREHOLDERS' MEETING"), for the purpose of voting on the Merger in accordance with this Agreement (the "SCOTTISHPOWER SHAREHOLDERS' APPROVAL"). Unless the Board of Directors of ScottishPower, based upon the advice of outside counsel, determines in good faith that making such recommendation, or failing to amend, modify or withdraw any previously made recommendation, could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law, ScottishPower shall, through its Board of Directors, include in the Circular the recommendation of the Board of Directors of ScottishPower that the shareholders of ScottishPower approve such matters, and shall use its reasonable best efforts to obtain such approval. In connection with the ScottishPower Shareholders' Meeting, subject to applicable law, (i) ScottishPower shall, as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE, prepare and submit to the LSE for approval the Circular and the Listing Particulars, and shall use all reasonable efforts to have such documents formally approved by the LSE and shall thereafter publish the Circular and the Listing Particulars and dispatch the Circular to its shareholders in compliance with all legal requirements applicable to the ScottishPower Shareholders' Meeting and the listing rules of the LSE and (ii) if necessary, after the Circular has been so dispatched, promptly publish or circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes. In the event that the ScottishPower Shareholders'

Approval is not obtained without the vote having been taken on the date on which the ScottishPower Shareholders' Meeting is initially convened, the Board of Directors of ScottishPower agrees to use its reasonable best efforts to adjourn such ScottishPower Shareholders' Meeting for the purpose of obtaining the ScottishPower Shareholders' Approval and to use commercially reasonable efforts during any such adjournments to obtain the ScottishPower Shareholders' Approval.

          (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") for the purpose of voting on the approval of this Agreement (the "COMPANY STOCKHOLDERS' APPROVAL") as soon as reasonably practicable after the date hereof. Unless the Board of Directors of the Company, based on the advice of outside counsel, determines in good faith that making such recommendation, or failing to amend, modify or withdraw any previously made recommendation, could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve this Agreement, and shall use its reasonable best efforts to obtain such approval. The Company shall consult and discuss in good faith with ScottishPower regarding the alternatives available for obtaining the Company Stockholders' Approval. In the event that the Company Stockholders' Approval is not obtained without the vote having been taken on the date on which the Company Stockholders' Meeting is initially convened, the Board of Directors of the Company will use its reasonable best efforts to adjourn such Company Stockholders' Meeting for the purpose of obtaining the Company Stockholders' Approval and to use commercially reasonable efforts during any such adjournments to obtain the Company Stockholders' Approval.

          (c) HoldCo shall, through its Board of Directors, at the Annual General Meeting of HoldCo next following the Scheme Date (or earlier, if agreed), include for consideration by its shareholders and, subject to its fiduciary duties, recommend the approval of a resolution to approve amendments to the HoldCo Articles of Association in order to provide, to the extent reasonably possible, for the holders of HoldCo ADRs substantially the same rights as holders of HoldCo Ordinary Shares to receive notice of, attend, speak and vote at general meetings of holders of HoldCo Ordinary Shares (the "ADR HOLDER PROPOSAL"). In the event the ADR Holder Proposal is not adopted by HoldCo's shareholders at such Annual General Meeting, HoldCo shall, through its Board of Directors, include for consideration by its shareholders and, subject to its fiduciary duties, recommend approval of the ADR Holder Proposal at HoldCo's next Annual General Meeting. With effect from and/or following the Scheme Date, ScottishPower's Articles of Association shall be amended to reflect its status as a subsidiary, PROVIDED, HOWEVER, that if the effect of such amendments would have a material adverse effect on the benefits of the Merger for the holders of Company Common Stock, such amendments may only be effected with the prior written consent of the Company.

          6.04 COMPANY AFFILIATES. At least thirty (30) days prior to the Closing Date the Company shall deliver a letter to HoldCo identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "AFFILIATES" (as such term is used in Rule 145 under the Securities Act) of the Company

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("COMPANY AFFILIATES").  The Company shall use its best efforts to cause each
Company Affiliate to deliver to HoldCo on or prior to the Closing Date a written agreement substantially in the form and to the effect of EXHIBIT C hereto (an "AFFILIATE AGREEMENT"). HoldCo shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any HoldCo ADSs to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the HoldCo ADSs, consistent with the terms of such Affiliate Agreements.

          6.05 AUDITORS' LETTERS. Each of the Company, HoldCo and ScottishPower shall use all reasonable efforts to cause to be delivered to the other parties and such other parties' Boards of Directors a letter of its independent auditors, dated the date on which the Registration Statement shall become effective, and addressed to the other parties and such other parties' Boards of Directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 and Form S-4.

          6.06 STOCK EXCHANGE LISTING; DEPOSIT AGREEMENT. (a) HoldCo shall use its commercially reasonable efforts, and the Company shall cooperate in respect thereto, to cause (a) the HoldCo ADSs to be issued in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; and (b) each of (i) the HoldCo Ordinary Shares to be represented by the HoldCo ADSs to be issued in the Merger to be admitted to the Official List of the London Stock Exchange and
(ii) the Merger Ordinary Shares to be issued in the Merger to be admitted to the Official List of the London Stock Exchange.

          (b) Following the execution of this Agreement, HoldCo shall promptly prepare and shall use its commercially reasonable efforts to have executed a deposit agreement, all on terms and conditions reasonably satisfactory to the Company, that will provide holders of HoldCo ADRs with the right to (i) participate in rights offerings, (ii) attend HoldCo shareholder meetings, (iii) speak at HoldCo shareholder meetings, (iv) call for a poll at HoldCo shareholder meetings, (v) examine documents made available at HoldCo shareholder meetings, (vi) instruct the Depository to vote its HoldCo ADSs in a particular fashion, (vii) generally be counted individually as present and/or voting with respect to resolutions adopted at HoldCo shareholder meetings, and (viii) decide at HoldCo shareholder meetings how to vote on particular resolutions, in each case on the same basis as the holders of HoldCo Ordinary Shares.

          6.07 RESTRUCTURING OF MERGER. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in SECTIONS 7.01(i), 7.02(d) and 7.03(d). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of those set forth in SECTIONS 7.01(i), 7.02(d) and 7.03(d), and the adoption of an alternative structure (that otherwise substantially preserves for the parties the economic and other material benefits of the Merger) would result in such conditions being satisfied or waived, then the parties shall use their respective reasonable best efforts to effect a business combination among

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themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; PROVIDED THAT, prior to closing any such restructured transaction, all material third party and Governmental and Regulatory Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary to effect such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

          6.08 REGULATORY AND OTHER APPROVALS. Subject to the terms and conditions of this Agreement and without limiting the provisions of SECTIONS 6.02, 6.03 and 6.06, each of the Company, HoldCo and ScottishPower shall jointly develop a regulatory approval plan and proceed cooperatively and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of HoldCo, ScottishPower, the Company or any of their Subsidiaries or Joint Ventures to consummate the Merger and the other matters contemplated hereby (including without limitation those set forth on SECTION 3.04 of the Company Disclosure Letter and SECTION 4.04 of the ScottishPower Disclosure Letter), and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other parties or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (w) take promptly all actions necessary to make the filings required of HoldCo, ScottishPower and the Company or their affiliates under the HSR Act and to comply with filing and approval requirements of the FERC and each state Governmental or Regulatory Authority, (x) comply at the earliest practicable date with any request for additional information received by any such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") pursuant to the HSR Act, (y) cooperate with the other parties in connection with any such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general or by the FERC or any State Governmental or Regulatory Authority having jurisdiction with respect to the Merger or another transaction contemplated by this Agreement, and (z) provide to the other parties promptly copies of all correspondence between any such party and the applicable Governmental or Regulatory Authority with respect to any filings referred to in this SECTION 6.08, and shall give the other parties the opportunity to review such filings and all responses to requests for additional information by such Governmental or Regulatory Authority prior to their being filed therewith.

          6.09 EMPLOYEE BENEFIT PLANS. HoldCo shall use its reasonable best efforts to cause the Company Employee Benefit Plans in effect at December 6, 1998 that had been disclosed to ScottishPower prior to such date to remain in effect until the second anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans are not continued, HoldCo will maintain until such date benefit plans which are no less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans PROVIDED, HOWEVER, that nothing contained herein shall be construed as requiring HoldCo or the Surviving Corporation to continue any specific plan or as preventing HoldCo or the Surviving Corporation from (a) establishing and, if necessary, seeking shareholder approval to establish, any other

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benefit plans in respect of all or any of the employees covered by such
Company Employee Benefit Plans or any other employees, or (b) amending such Company Employee Benefit Plans (or any replacement benefit plans therefor) where required by applicable law or where such amendment is with the consent of the affected employees. From and after the Effective Time, HoldCo shall honor, and shall cause its Subsidiaries to honor, in accordance with its express terms, each existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation all legal and contractual obligations pursuant to outstanding restoration plans, severance plans, bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements, policies and agreements that had been disclosed to ScottishPower prior to December 6, 1998 and other obligations entered into in accordance with SECTIONS 5.01(d) and (h).

          6.10 COMPANY STOCK PLAN. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "COMPANY STOCK OPTION") under the Company Option Plan, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, except as amended by this SECTION 6.10, a number of HoldCo ADSs equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to the option immediately prior to the Effective Time and (ii) the ADS Consideration and the option exercise price per HoldCo ADS at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (iii) the option exercise price per share of Company Common Stock at which such option is exercisable immediately prior to the Effective Time by (iv) the ADS Consideration; PROVIDED, HOWEVER, that, in the case of any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("QUALIFIED STOCK OPTIONS"), the option exercise price, the number of shares which may be acquired pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; PROVIDED, further, that, under no circumstances shall the option exercise price per HoldCo ADS be less than the aggregate par value of the HoldCo Ordinary Shares represented by a HoldCo ADS.

          (b) As soon as practicable after the Effective Time, HoldCo shall deliver to the participants in the Company Option Plan appropriate notices setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

          (c) HoldCo shall take all corporate action necessary to have a sufficient number of shares of HoldCo ADSs available for delivery under the Company Option Plan as adjusted in accordance with this Section. As soon as practicable after the Effective Time, HoldCo shall file a registration statement on Form F-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the HoldCo ADSs subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

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

          (d) For purposes of SECTION 2.01(c), Company Common Stock shall include shares of restricted Company Common Stock issued under the Company's Non-Employee Director's Stock Compensation Plan, Stock Incentive Plan and Long Term Incentive Plan (collectively, the "COMPANY RESTRICTED STOCK PLANS"). The Company shall take all corporate action necessary and obtain all relevant consents to ensure that the consideration received under such
SECTION 2.01(c) upon the conversion of each outstanding share of restricted Company Common Stock will continue to be subject to the same restrictions that such shares were subject to under the Company Restricted Stock Plans and the applicable award agreements thereunder, including, without limitation, any forfeiture restrictions, subject to amendment or modification of such plans or award agreements to reflect action of the Board of Directors of the Company taken prior to December 6, 1998 and disclosed to ScottishPower prior to such date.

          6.11 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) Except to the extent required by law, until the sixth anniversary of the Effective Time, HoldCo will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in the certificate or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which after the Effective Time shall be substantially identical to those of the Company in effect on December 6, 1998) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

          (b) HoldCo and the Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of December 6, 1998 (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; PROVIDED that in no event shall HoldCo or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its Subsidiaries in 1998 (on an annualized basis) for such purpose.

          6.12 HOLDCO GOVERNANCE; ADDITIONAL MATTERS. (a) Subject to the exercise of fiduciary duties and to the extent permitted by applicable law, HoldCo's Board of Directors shall take action to cause the full Board of Directors of HoldCo at the Effective Time to include Keith McKennon, as Deputy Chairman of HoldCo, and two additional non-executive members of the Company's current Board of Directors to be designated by the Company at least thirty (30) days prior to the Effective Time.

          (b) HoldCo shall, promptly following the Effective Time, cause certain of the non-executive members of the Company's Board of Directors immediately prior to the Effective Time who do not become directors of HoldCo pursuant to SECTION 6.12(a) hereof, and who are willing to so serve, to be elected or appointed as members of an advisory board (the "ADVISORY BOARD") established by the Company, the function of which shall be to meet no less frequently

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

than semi-annually in order to advise the Company's Board of Directors with respect to general business as well as opportunities and activities in the Company's market area and to maintain and develop customer relationships.
The Advisory Board shall be chaired by Ian Robinson, and shall also include Duncan Whyte, Richard O'Brien, and such other representatives from the communities served by the Company (including but not limited to non-executive members of the Company's Board of Directors immediately prior to the Effective Time) as shall be mutually agreed by Ian Robinson and Keith McKennon. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of two years. HoldCo agrees to cause the Company to re-elect or re-appoint each of the initial members of the Advisory Board to one successive one-year term following the initial term; PROVIDED, HOWEVER, that HoldCo shall have no obligation to cause the Company to elect or appoint, or re-elect or re-appoint, and may cause the Company to remove, any member if HoldCo reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Advisory Board or any cause exists that otherwise would allow for removal of such person as a director of the Company if such person were a member of the Company's Board of Directors.

          (c) Immediately following the Effective Time, the Company's United States headquarters shall continue to be in Portland, Oregon. In recognition of HoldCo's and ScottishPower's commitment to the communities served by the Company, following the Effective Time HoldCo or ScottishPower will contribute to The PacifiCorp Foundation the sum of $5 million.

          6.13 EXPENSES. Except as set forth in SECTION 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. The Company shall not be obligated for any fees or expenses relating to HoldCo's obligation to demonstrate the existence of adequate working capital in connection with the filing of the Listing Particulars. Notwithstanding any provision of this Agreement, in no event shall HoldCo, ScottishPower or any affiliate of HoldCo or ScottishPower pay any expenses of the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

          6.14 BROKERS OR FINDERS. Each of HoldCo, ScottishPower and the Company represents, as to itself and its affiliates, that, except as set forth on SECTION 6.14 of the Company Disclosure Letter and except for any reasonable fees and expenses that may be paid by HoldCo or ScottishPower to Morgan Stanley Dean Witter Discover, Inc. in connection with the Scheme of Arrangement, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Salomon Smith Barney, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to ScottishPower prior to December 6, 1998), and Morgan Stanley Dean Witter Discover Inc. whose fees and expenses will be paid by ScottishPower in accordance with ScottishPower's agreement with such firm (a true and complete copy of which has been delivered by ScottishPower to the Company prior to December 6, 1998), and each of HoldCo and

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

ScottishPower, on the one hand, and the Company, on the other, shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

          6.15 TAKEOVER STATUTES. If any "FAIR PRICE", "MORATORIUM", "CONTROL SHARE ACQUISITION" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

          6.16 CONVEYANCE TAXES. The Company, HoldCo and ScottishPower shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes and duties, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay, without deduction or withholding (except where such deduction or withholding is required by applicable law) from any amount payable to the holders of Company Common Stock, any such taxes which become payable in connection with the transfer of Company Common Stock in exchange for the Ordinary Share Consideration and the ADS Consideration. The Company shall also pay any stamp duty or stamp duty reserve tax arising in connection with the issue of the HoldCo ADSs and HoldCo ADRs.

          6.17 RATE MATTERS. During the period commencing on December 6, 1998 and ending on the Effective Date, the Company shall, and shall cause its Subsidiaries to, obtain HoldCo's and ScottishPower's approval, not to be unreasonably withheld or delayed, prior to initiating any general rate case and shall consult with HoldCo and ScottishPower prior to making any material changes in its or its Subsidiaries' rates or charges, standards of service or accounting from those in effect on December 6, 1998 and shall further consult with HoldCo and ScottishPower prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto.

          6.18 TAX MATTERS.  Each of HoldCo and ScottishPower agrees that:

          (a) Prior to the Closing Date, ScottishPower and HoldCo (i) will make the elections necessary pursuant to Section 301.7701-3 of the U.S. Treasury regulations promulgated under the Code to treat UKSub 1 and UKSub 2 as entities disregarded as separate from ScottishPower and HoldCo and (ii) will not change such election during the period beginning on the date such election is effective for U.S. federal income tax purposes and ending on the date that is three years after the Closing Date.

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

          (b) Throughout the period beginning on the date the election described in SECTION 6.18(a) of this Agreement is effective for U.S. federal income tax purposes and ending on the date that is three years after the Closing Date: (i) ScottishPower and HoldCo will not make an election under
Section 301.7701-3 of the U.S. Treasury regulations to treat UKSub 1 or UKSub 2 as an association taxable as a corporation; (ii) ScottishPower, before the Share Transfer, will directly own the whole of the share capital of UKSub 1 and UKSub 2, and HoldCo, after the Share Transfer, will directly own the whole of the share capital of UKSub 1 and UKSub 2; and (iii) ScottishPower and HoldCo will cause UKSub 1 and UKSub 2 to directly own all of the equity interests in the Partnership. Prior to the Closing Date, ScottishPower and HoldCo shall cause the Share Transfer to occur.

          (c) Throughout the period beginning at the Effective Time and ending on the date that is three years after the Closing Date, the Partnership will directly own all of the Common Stock of the Surviving Corporation, except for contribution to a controlled subsidiary described in Code Section 368(a)(2)(C) and the regulations promulgated thereunder.

          (d) Throughout the period beginning at the Effective Time and ending on the date that is three years after the Closing Date, none of HoldCo, ScottishPower, UKSub 1, UKSub 2, the Partnership, nor any other affiliate of HoldCo or ScottishPower will redeem, acquire, convert, exchange, or cause the Company or any affiliate of the Company to acquire, convert or exchange or arrange for another person to acquire, convert or exchange any of the ADS Consideration or the Ordinary Share Consideration, unless HoldCo has received a written opinion of counsel that such action will not cause those persons who were stockholders of the Company at the time of the Merger to recognize gain or loss for US federal income tax purposes either with respect to the Merger or with respect to a subsequent exchange or conversion;

          (e) Neither HoldCo, ScottishPower nor any affiliate of HoldCo or ScottishPower will, directly or indirectly, pay any expense incurred by (i) the Company, (ii) any affiliate of the Company or (iii) any Company stockholder, in each case, in connection with the transactions contemplated by this Agreement.

          (f) For a period of three years following the Closing Date, without the receipt of a written opinion of counsel that such action will not affect the tax-free status of the transactions contemplated by this Agreement, neither HoldCo nor any affiliate of HoldCo, will, directly or indirectly, (i) make contributions (whether or not in exchange for shares) or loan additional funds to (x) the Company, (y) any affiliate of the Company or
(z) any escrow account, trust or other fund established to pay any expenses incurred by the Company, any affiliate of the Company or any Company stockholder in connection with the transactions contemplated by this Agreement or (ii) permit the Company or any Company affiliate to incur additional indebtedness guaranteed by HoldCo or any HoldCo affiliate;

          (g) Neither HoldCo nor any affiliate of HoldCo will, directly or indirectly reimburse (or otherwise pay) any amounts paid to the holders of $1.28 Series, $1.18 Series or $1.16 Series no par serial preferred stock of the Company in connection with the redemption of their preferred stock prior to the Closing Date.

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

          (h) Neither HoldCo, ScottishPower nor any affiliate of HoldCo or ScottishPower will, directly or indirectly, acquire any Company stock except for the Company stock acquired solely in exchange for the ADS Consideration or the Ordinary Share Consideration unless acquired directly from the Company.

          6.19 DIVIDENDS. HoldCo hereby acknowledges its intention, following the Effective Time, to adopt a practice of paying, with respect to HoldCo Ordinary Shares and HoldCo ADSs, quarterly dividends on regular quarterly dividend dates in roughly equal amounts. After the date hereof, each of HoldCo, ScottishPower and the Company shall coordinate with the other with respect to the declaration of dividends in respect of HoldCo Ordinary Shares and Company Common Stock and the record dates and payment dates with respect thereto prior to the Effective Time, with the intention that the holders of Company Common Stock receive dividends in respect of the Company Common Stock for all periods prior to the Effective Time but do not receive dividends on the ADS Consideration and the Ordinary Share Consideration after the Effective Time in respect of periods prior to the Effective Time.

                                  ARTICLE VII
                                  CONDITIONS

          7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved by the requisite vote of the stockholders of the Company under the BCA and the shareholders of ScottishPower shall have approved the Merger.

          (b) REGISTRATION STATEMENT; STATE SECURITIES LAWS. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. HoldCo shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the HoldCo ADSs pursuant to this Agreement and under the Company Stock Plans after the Merger.

          (c) EXCHANGE LISTING. The LSE shall have agreed to admit to the Official List (subject to allotment) the new HoldCo Ordinary Shares to be issued in connection with the Merger and such agreement shall not have been withdrawn and the HoldCo ADSs issuable to the Company stockholders in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

          (d) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (e) INJUNCTIONS OR RESTRAINTS. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated,

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

enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          (f) EXON-FLORIO. The review and investigation under Exon-Florio shall have been terminated and the President shall have taken no action authorized thereunder.

          (g) POWER ACT; ATOMIC ENERGY ACT. The final approval of (i) the FERC and (ii) the Nuclear Regulatory Commission under the Atomic Energy Act, with respect to the Merger and the transactions contemplated by this Agreement shall have been obtained.

          (h) H.M. TREASURY CONSENT. HoldCo or ScottishPower (as required) shall have received consent from H.M. Treasury pursuant to SECTION 765 of the U.K. Income and Corporation Taxes Act 1988 in respect of the Merger and any other matter contemplated hereby, or confirmation that no consent is required.

          (i) GOVERNMENTAL AND REGULATORY CONSENTS AND APPROVALS. Other than the filings provided for by SECTION 1.03 and any filing required in connection with the registration or exemption of HoldCo under the 1935 Act, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including under the HSR Act and Exon-Florio Act and the approvals by FERC pursuant to the Power Act) required of HoldCo, ScottishPower, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby shall have been made or obtained (as the case may be) and become Final Orders (as defined in this Section below), and such Final Orders shall not, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have, a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole. A "Final Order" means an action by the relevant Governmental or Regulatory Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

          (j) OTHER CONSENTS AND APPROVALS. hTe consent or approval of each person (other than a Governmental or Regulatory Authority) whose consent or approval is required of HoldCo, ScottishPower, the Company or any of their Subsidiaries under any Contract in order to consummate the Merger and the other transactions contemplated hereby shall have been obtained, except for those consents and approvals which, if not obtained, would not have, or would not reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower or the Company to consummate the transactions contemplated hereby.

          (k)  UK FAIR TRADING ACT.  Any of:

               (i) the Office of Fair Trading (the "OFT") shall have indicated in writing that the Secretary of State for Trade and Industry (the "SOS") in the

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          exercise of his powers under the Fair Trading Act 1973 (the "FTA")
          does not intend to refer the Merger or any matter relating thereto to the Monopolies and Mergers Commission ("MMC"); or

              (ii) in the event of an MMC reference, the MMC shall have concluded that the Merger does not or may not be expected to operate against the public interest; or

             (iii) if on a reference the MMC shall have concluded that the Merger does or may be expected to operate against the public interest, the SOS shall have indicated in writing that it is his intention to approve the Merger,

PROVIDED that if any indication by the SOS referred to in (i) or (iii) above is subject to undertakings, assurances or any other terms or conditions, such undertakings, assurances, terms or conditions would not have, or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

          (l) UK REGULATORS. Each of the Office of Electricity Regulation ("OFFER") and the Office of Water Services ("OFWAT") shall have indicated:

               (i) that it is not its intention to seek any modifications to any conditions of the licenses or appointments held by any member of the HoldCo Group under any applicable statute, law, regulation, order or determination which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole; and

              (ii) that it will give such consents and/or directions (if any) as are necessary or appropriate with respect to such licenses or appointments in connection with the Merger on terms which would not have, or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

          (m) UK UNDERTAKINGS/ASSURANCES. Neither OFFER nor OFWAT shall have sought undertakings or assurances from any member of the HoldCo Group which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

          7.02 CONDITIONS TO OBLIGATION OF HOLDCO, SCOTTISHPOWER AND MERGER SUB TO EFFECT THE MERGER. The obligation of HoldCo, ScottishPower and Merger Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by HoldCo, ScottishPower and Merger Sub in their sole discretion):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in this Agreement shall be true and correct, in all material respects, taken as a whole, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date on and as

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of such earlier date (provided, however, that for purposes of this paragraph
(a), no effect shall be given to the reference to the date December 6, 1998 in the first paragraph of Article III), except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to HoldCo a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed and complied with, in all material respects, the agreements, covenants and obligations, taken as a whole, which are required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to HoldCo a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (c) MATERIAL ADVERSE EFFECT. Since December 6, 1998, no material adverse effect shall have occurred with respect to the Company and its Subsidiaries taken as a whole and there shall exist no facts or circumstances arising after December 6, 1998, which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of the Company contained herein, have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this SECTION 7.02(c),
(i) any tax benefits relating directly to the structure of the transactions contemplated by this Agreement as of the date hereof which are not realized by HoldCo or ScottishPower, and (ii) any adverse effects on the Company and its Subsidiaries resulting from general economic or financial conditions, shall not be taken into account in determining whether a material adverse effect has occurred under this SECTION 7.02(c).

          (d) TAX OPINION. HoldCo, ScottishPower and the Partnership shall have received the opinion, based on appropriate representations of the Company, HoldCo and ScottishPower, of Milbank, Tweed, Hadley & McCloy LLP, special counsel to HoldCo and ScottishPower, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Code Section 368(a) and that no gain or loss will be recognized for US federal income tax purposes by the stockholders of the Company who exchange Company Common Stock for HoldCo ADSs or Merger Ordinary Shares pursuant to the Merger (except with respect to cash received in lieu of fractional HoldCo ADSs or Merger Ordinary Shares).

          (e) PROCEEDINGS. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to HoldCo, and HoldCo shall have received copies of all such documents and other evidences as HoldCo may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

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          7.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER.
The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by HoldCo, ScottishPower and the Partnership in this Agreement shall be true and correct, in all material respects, taken as a whole, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date (provided, however, that for purposes of this paragraph (a), no effect shall be given to the reference to the date December 6, 1998 and the date of this Agreement in the first paragraph of Article IV hereof), except as affected by the transactions contemplated by this Agreement, and HoldCo, ScottishPower and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of HoldCo by its Chairman of the Board, President or any Executive or Senior Vice President or any Executive Director, in the name and on behalf of ScottishPower by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (b) PERFORMANCE OF OBLIGATIONS. HoldCo, ScottishPower and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by HoldCo, ScottishPower or Merger Sub at or prior to the Closing, and HoldCo, ScottishPower and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of HoldCo by its Chairman of the Board, President or any Executive or Senior Vice President or any Executive Director, in the name and on behalf of ScottishPower by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (c) MATERIAL ADVERSE EFFECT. Since December 6, 1998, no material adverse effect shall have occurred with respect to HoldCo, ScottishPower and their respective Subsidiaries taken as a whole and there shall exist no facts or circumstances arising after December 6, 1998 which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of HoldCo and ScottishPower contained herein, have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. For purposes of this SECTION 7.03(c), any adverse effects on HoldCo, ScottishPower and their respective Subsidiaries resulting from general economic or financial conditions shall not be taken into account in determining whether a material adverse effect has occurred under this SECTION 7.03(c).

          (d) TAX OPINION. The Company shall have received the opinion, based on appropriate representations of the Company, HoldCo and ScottishPower, of Stoel Rives LLP, counsel to the Company, and LeBoeuf, Lamb, Greene & MacRae, LLP, special counsel to the

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

Company, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Code
Section 368(a) and that no gain or loss will be recognized for US federal income tax purposes by the stockholders of the Company who exchange Company Common Stock for HoldCo ADSs or Merger Ordinary Shares pursuant to the Merger (except with respect to cash received in lieu of fractional HoldCo ADSs or Merger Ordinary Shares).

          (e) PROCEEDINGS. All proceedings to be taken on the part of HoldCo, ScottishPower and Merger Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto (other than documentation relating to the Scheme of Arrangement) shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and the documentation relating to the Scheme of Arrangement and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                ARTICLE VIII
                    TERMINATION, AMENDMENT AND WAIVER

          8.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the ScottishPower Shareholders' Approval:

          (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

          (b) By either the Company or HoldCo upon notification to the non-terminating party by the terminating party:

                    (i) at any time after the date which is nine (9) months following December 6, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; PROVIDED, HOWEVER, that if on such date HoldCo, ScottishPower and the Company and their respective Subsidiaries have not received all of the approvals required in order to satisfy the conditions set forth in SECTION 7.01(i) but all other conditions to effect the Merger shall be fulfilled or shall be capable of being fulfilled, then, at the option of either HoldCo or the Company (which shall be exercised by written notice), the term of this Agreement shall be extended until the expiration of such date which is eighteen (18) months after December 6, 1998;

                    (ii) if the Company Stockholders' Approval or the ScottishPower Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote actually held at a meeting of such stockholders or shareholders, or any adjournment thereof, called therefor;

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

                    (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement (determined in all cases as if the terms "material" or "materially" were not included in any such representation or warranty), which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party which breach, when taken together with any other breaches of representations, warranties, covenants and agreements of the non-terminating party contained in this Agreement, has or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole; or

               (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise preventing or prohibiting the Merger and such order shall have become final and nonappealable;

          (c)  By the Company upon five (5) days' prior notice to HoldCo if
(i) the Board of Directors of the Company determines in good faith, that a failure to terminate this Agreement could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law by reason of an unsolicited BONA FIDE Alternative Proposal meeting the requirements of clauses (B) and (C) of SECTION 5.07 having been made; PROVIDED that

               (A) The Board of Directors of the Company shall have been advised by outside counsel, that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by HoldCo in negotiations entered into pursuant to clause (B) below, a failure to reconsider such commitment as a result of such Alternative Proposal could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, and

          (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with HoldCo to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms;

and PROVIDED FURTHER that the Company's ability to terminate this Agreement pursuant to this clause (i) is conditioned upon the prior payment by the Company to HoldCo of any amounts owed by it pursuant to SECTION 8.02(b);

or (ii) the Board of Directors of HoldCo (or any committee thereof) shall have withdrawn or modified in a manner materially adverse to the Company its approval or recommendation of this Agreement or the Merger; or

          (d) By HoldCo if the Board of Directors of the Company (or any committee thereof) (i) shall have withdrawn or modified in a manner materially adverse to HoldCo its approval or recommendation of this Agreement or the Merger, (ii) shall fail to reaffirm such approval or recommendation upon HoldCo's request, (iii) shall have approved, recommended or

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taken no position with respect to an Alternative Proposal to the stockholders of the Company or (iv) shall resolve to take any of the foregoing actions; or

          (e) By the Company if there has been a Change of Control after the Scheme Date and prior to the Effective Time. A "Change of Control" shall occur if any of the following applies: (A) Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of HoldCo representing 30 percent or more of the combined voting power of HoldCo's outstanding capital stock; (B) the shareholders of HoldCo approve a merger or other consolidation of HoldCo with any other company, other than a merger or consolidation effected to implement a recapitalization of HoldCo (or similar transaction) in which no Person acquires more than 30 percent of the combined voting power of HoldCo's then outstanding securities; (C) a tender or exchange offer is made for the ordinary shares of HoldCo (or securities convertible into ordinary shares of HoldCo) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Exchange
Act), directly or indirectly, of securities representing at least 30 percent of the voting power of outstanding securities of HoldCo; or (D) HoldCo sells 30 percent or more of its shares of ScottishPower to a buyer that is not a member of HoldCo controlled group of corporations.

          8.02 EFFECT OF TERMINATION. (a) If this Agreement is validly terminated by either the Company or HoldCo pursuant to SECTION 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company, HoldCo or ScottishPower (or any of their respective Representatives or affiliates), except (i) that the provisions of SECTIONS 6.13, 6.14 and 6.16, this SECTION 8.02, and SECTIONS
9.10 and 9.11 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraphs
(b) and (c) below.

          (b) In the event that any person or group shall have made an Alternative Proposal and thereafter (i) this Agreement is terminated (x) by the Company pursuant to Section 8.01(c)(i), (y) by HoldCo pursuant to SECTION 8.01(b)(iii) or SECTION 8.01(d) or (z) by either party pursuant to SECTION 8.01(b)(ii) as a result of the Company Stockholders' Approval not being obtained or (ii) this Agreement is terminated for any other reason (other than by reason of the breach of this Agreement by HoldCo or pursuant to
SECTION 8.01(b)(ii) as a result of the ScottishPower Shareholders' Approval not being obtained or SECTION 8.01(c)(ii)) or 8.01(e) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination, then the Company shall pay to HoldCo by wire transfer of same day funds, either on the date contemplated in SECTION 8.01(c) if applicable, or otherwise, within two (2) business days after such amount becomes due, a termination fee of $250,000,000.

          (c) In the event that this Agreement is terminated by the Company following a Change of Control, then HoldCo shall pay to the Company, by wire transfer of same day funds, within two (2) business days following such termination, a termination fee of $250,000,000.

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

          (d) In the event that this Agreement is terminated by either party pursuant to Section 8.01(b)(ii) in circumstances in which the termination fee set forth in clause (b) above is not payable, (i) in the case of the Company Stockholders' Approval not being obtained and the ScottishPower Shareholders' Approval having been obtained, the Company shall pay to HoldCo (ii) in the case of the ScottishPower Shareholders' Approval not being obtained and the Company Stockholders' Approval having been obtained, HoldCo shall pay to the Company, in each case an amount equal to $10,000,000.

          (e) If the Company fails promptly to pay the amount due pursuant to the preceding paragraphs, and in order to obtain such payment, HoldCo or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in such paragraph, the Company shall pay to HoldCo or Merger Sub, as the case may be, its cost and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

          8.03 AMENDMENT. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the ScottishPower Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

          8.04 WAIVER. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX
                               GENERAL PROVISIONS

          9.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in ARTICLE I and ARTICLE II, in SECTIONS 5.01(o), 5.02(k), 6.09, 6.10, 6.11, 6.12, 6.14, 6.16 and 6.18, this

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ARTICLE IX and the agreements of the "AFFILIATES" of the Company delivered pursuant to SECTION 6.04, which shall survive the Effective Time.

          9.02 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

          If to HoldCo, ScottishPower, the Partnership or Merger Sub, to:

          Scottish Power plc
          1 Atlantic Quay
          Glasgow G2 8FP
          Facsimile No.:  011-44-141-248-8300
          Attn:  Company Secretary

          with a copy to:

          Milbank, Tweed, Hadley & McCloy LLP
          1 Chase Manhattan Plaza
          New York, N.Y.  10005
          Facsimile No.:  (212) 530-5219
          Attn:  M. Douglas Dunn

          and to:

          Freshfields
          65 Fleet Street
          London EC4Y 1HS
          Facsimile No.:  011-44-171-832-7001
          Attn:  Simon Marchant

          If to the Company, to:

          PacifiCorp
          700 N.E. Multnomah
          Portland, Oregon  97232-4116
          Facsimile No.:  (503) 813-7250
          Attn:  Executive Vice President and Chief Operating Officer

          with a copy to:

          Stoel Rives LLP
          900 S.W. Fifth Avenue
          Suite 2300
          Portland, Oregon  97232
          Facsimile No.:  (503) 220-2480

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

          Attn:  Dexter E. Martin

          and to:

          LeBoeuf, Lamb, Greene & MacRae, LLP
          125 West 55th Street
          New York, NY  10019
          Facsimile No.:  (212) 424-8500
          Attn:  William S. Lamb

          All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

          9.03 ENTIRE AGREEMENT; INCORPORATION OF EXHIBITS. (a) Subject to paragraph (c) below, this Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

          (b) The Company Disclosure Letter, the ScottishPower Disclosure Letter and any Exhibit or Schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          (c) Notwithstanding the execution of this Agreement by the parties hereto on the date hereof, this Agreement (other than this SECTION 9.03(c) which shall have immediate effect) shall not take effect until the Scheme Date; PROVIDED, HOWEVER, that upon the Scheme of Arrangement becoming effective, this Agreement shall be deemed to have been in full force and effect since the date hereof. Prior to the Scheme Date, the Original Agreement shall continue in full force and effect. If ScottishPower gives written notice to PacifiCorp that the Scheme of Arrangement will not become effective, the transactions contemplated by the Original Agreement will proceed as if no notice under Schedule II of the Original Agreement had been received and this Agreement had not been entered into.

          9.04 [Intentionally Omitted.]

          9.05 PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of any applicable securities exchange or national market system or any other Regulatory Authority (including the U.K. Takeover Panel), so long as this Agreement is in effect, HoldCo,

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

ScottishPower and the Company will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. HoldCo, ScottishPower and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

          9.06 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in SECTIONS 6.09, 6.10, 6.11 and 6.12 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

          9.07 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that HoldCo may cause Merger Sub to assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of HoldCo, PROVIDED that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          9.08 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

          9.09 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          9.10 GOVERNING LAW. Except to the extent that the BCA is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

          9.11 SUBMISSION TO JURISDICTION; WAIVERS. Each of ScottishPower, HoldCo (on behalf of itself and Merger Sub), the Partnership, UKSub 1, UKSub 2 and the

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Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of ScottishPower, HoldCo (on behalf of itself and Merger Sub), the Partnership, and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in SECTION 9.02. Each of ScottishPower, HoldCo, the Partnership, Merger Sub, and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this SECTION 9.10, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          9.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.13 CERTAIN DEFINITIONS.  As used in this Agreement:

          (a) except as used in SECTIONS 2.03(b), 3.02(c), 3.17 and 6.04, the term "AFFILIATE," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) a person will be deemed to "BENEFICIALLY" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

          (c) the term "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Oregon or London, England are authorized or obligated to close;

          (d) the term "KNOWLEDGE" or any similar formulation of "KNOWLEDGE" shall mean, with respect to ScottishPower or the Company, the actual knowledge after due inquiry of the executive officers of ScottishPower or the Company and their Subsidiaries, set forth in SECTION 9.12(d) of the ScottishPower Disclosure Letter or SECTION 9.12(d) of the Company Disclosure Letter and, with respect to HoldCo, the actual knowledge after due inquiry of the Executive Directors of HoldCo immediately prior to the Effective Date;

          (e) any reference to any event, change or effect having a "MATERIAL ADVERSE EFFECT" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

          (f) the term "NEW FACILITIES" means new revolving credit facilities and/or amendments to existing revolving credit facilities of not more than L2.6 billion in the aggregate on terms which are not significantly less favorable taken as a whole than the RCF;

          (g) the term "PERSON" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "GROUP" as such term is defined in Section 13(d)(3) of the Exchange Act);

          (h) the term "RCF" means the Revolving Credit Facility dated June 24, 1996 between, INTER ALIA, ScottishPower, the Royal Bank of Scotland plc and Union Bank of Switzerland (the "RCF");

          (i) the "REPRESENTATIVES" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

          (j) except as used in SECTIONS 3.02(d) and 3.17, the term "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

          (k) "SCHEME CONSENTS" means the consents, clearances and approvals referred to in Schedule I;

          (l) "SCHEME DOCUMENT" means the document, including an explanatory statement, to be sent to the shareholders of ScottishPower in connection with the Scheme of Arrangement.

          (m) any reference to "transactions contemplated hereby," "transactions contemplated hereunder," "transactions contemplated by this Agreement," "transactions contemplated under this Agreement" or any similar formulation shall include the transaction contemplated by the Scheme of Arrangement; PROVIDED, HOWEVER, that the reference to such phrase appearing in the parenthetical clause in the introductory paragraph of SECTION 5.02 shall not include the transaction contemplated by the Scheme of Arrangement.

          9.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          9.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

               IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                   NEW SCOTTISH POWER PLC

                                   By: /s/ I.M. Russell
                                       -----------------------------------
                                       Name: I.M. Russell
                                       Title: Director


                                   SCOTTISH POWER PLC

                                   By: /s/ I.M. Russell
                                       -----------------------------------
                                       Name: I.M. Russell
                                       Title: Director


                                   NA GENERAL PARTNERSHIP

                                   By: Scottish Power NA 2 Limited,
                                       a General Partner

                                   By: /s/ I.M. Russell
                                       -----------------------------------
                                       Name: I.M. Russell
                                       Title: Director


                                   PACIFICORP

                                   By: /s/ Richard T. O'Brien
                                       -----------------------------------
                                       Name: Richard T. O'Brien
                                       Title: EVP & CEO


                                   For purposes of Section 2.01 only:


                                   SCOTTISH POWER NA 1 LIMITED

                                   By: /s/ I.M. Russell
                                       -----------------------------------
                                       Name: I.M. Russell
                                       Title: Director


                                   For purposes of Section 2.01 only:


                                   SCOTTISH POWER NA 2 LIMITED

                                   By: /s/ I.M. Russell
                                       -----------------------------------
                                       Name: I.M. Russell
                                       Title: Director

                                     SCHEDULE I


                                  SCHEME CONSENTS


1. The approval of the Scheme of Arrangement by a majority in number representing three-fourths in value of the ScottishPower Shareholders present and voting (either in person or by proxy) at the meeting convened by the Court.

2. The approval of the Scheme of Arrangement and the reduction in the capital of ScottishPower, the increase in share capital, the capitalisation of new ScottishPower Shares and the granting of authority to the directors of ScottishPower to allot such Shares, in each case for the purposes of the Scheme of Arrangement by a special resolution of ScottishPower.

3. The consent in writing of the ScottishPower Special Shareholder to the Scheme of Arrangement and the proposed amendments to ScottishPower's Articles of Association, and the approval of such amendments by a special resolution of ScottishPower.

4. The sanction by the Court of the Scheme of Arrangement (with or without modification) and the confirmation by the Court of the reduction in capital by the cancellation of ScottishPower shares required as part of the Scheme of Arrangement.

5. The approval in writing of the transaction to be effected by the Scheme of Arrangement by the Secretary of State for Scotland and by each UK Regulator whose consent is required, or considered by ScottishPower to be necessary, under the terms of each licence, appointment or other authorisation held by any member of the ScottishPower Group.

6. An indication on satisfactory terms by the Secretary of State for Trade and Industry and by each UK Regulator, as appropriate, that it is not his intention to seek, as a result of the transaction to be effected by the Scheme of Arrangement, any revocation of or modification to any licence, appointment or other authorisation held by any member of the ScottishPower Group, except on satisfactory terms.

7. Neither the Secretary of State for Scotland nor any UK Regulator having sought, as a result of the Scheme of Arrangement, undertakings or assurances from any member of the ScottishPower Group, except on satisfactory terms.

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

8. The agreement of the LSE to admit the ordinary shares of HoldCo issued and to be issued pursuant to the Scheme of Arrangement to the Official List of the LSE (subject only to allotment) and such agreement not being withdrawn prior to the Scheme Date.

9.        The receipt by HoldCo of:

          (i) clearances from the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 and under section 707 of the Income and Corporation Taxes Act 1988 in respect of the transaction to be effected by the Scheme of Arrangement; and

          (ii) confirmation as to the application of section 136 of the Taxation of Chargeable Gains Act 1992 in respect of the transaction to be effected by the Scheme of Arrangement,

10. The consent under the RCF of the Majority Banks (as defined therein) to the Scheme of Arrangement, and/or the replacement of the RCF with the New Facilities under which no such consent is required (or consent has been given).

11. Confirmation from the European Investment Bank that it will not require prepayment of any loan to ScottishPower or its subsidiaries as a result of the change of control of ScottishPower which the Scheme of Arrangement will result in.

12. The approval of the NYSE listing application in respect of the HoldCo ADRs issued and to be issued pursuant to the Scheme and the listing pursuant to such application becoming effective.

13. The execution of the replacement deposit agreement in respect of the HoldCo ADRs pursuant to Section 6.06(b).

14. [A registration statement to be filed under the Securities Exchange Act of 1934 shall have been filed by HoldCo and declared effective by the SEC].

15. The approval of HoldCo's ordinary shareholders (where required, by a special resolution) (i) to the adoption or amendment of HoldCo's Articles of Association in accordance with Section 4.01(a) (and to the proposed changes to HoldCo's Articles of Association referred to in
          Section 6.03(c) if the same are to be effective on or prior to the Scheme Date), (ii) to increase the authorised share capital of HoldCo, and to give the directors of HoldCo authority to allot shares under
          Section 80 of the Companies Act 1985, in respect of the ordinary shares of HoldCo to be issued pursuant to the Scheme of Arrangement and the Merger and otherwise for general purposes, (iii) to disapply statutory pre-emption rights, (iv) to authorise HoldCo to repurchase its own shares, (v) to change HoldCo's name conditional upon the Scheme of Arrangement becoming effective, and (vi) to appoint directors.

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

16. Such other approvals, prior to the Scheme Date, of the Shareholders of HoldCo, the board of HoldCo and the board of ScottishPower as may be required to implement and give effect to the Scheme of Arrangement and the terms of this Agreement.

17. The filing of orders, returns and other documents with the Registrar of Companies in Scotland or with the Court in order to obtain the sanction of the Court for, and to give effect to, the Scheme of Arrangement.

18. Such filings and consents as ScottishPower may reasonably consider necessary or desirable in connection with the Scheme of Arrangement and/or the Merger with stock exchanges or other Governmental or Regulatory Authorities in Australia, Canada and Japan.

DEFINITIONS

In this Schedule I, the following definitions apply:

COURT  means the Court of session, Edinburgh;

SCOTTISHPOWER SHARES means ordinary shares of 0.50p in the capital of ScottishPower;

UK REGULATOR means each of the Director General of Electricity Supply. the Director General of Water Services, the Director General of Gas Supply, and the Director General of Telecommunications; and

ON SATISFACTORY TERMS means on terms which are satisfactory to HoldCo and which would not, or would not reasonably be expected to, have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

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

                                  SCHEDULE II


                      THE ARTICLES OF ASSOCIATION OF HOLDCO


HoldCo's Articles of Association will have the principal differences from the current Articles of Association of ScottishPower referred to below. There will also be some differences of a minor or technical nature which have not been included below. Holdco's Articles of Association will also include any changes requested by the ScottishPower Special Shareholder or by the LSE and agreed to by ScottishPower.

The number identifying each provision of HoldCo's proposed Articles of Association corresponds (except where otherwise stated) to the numbering of the current ScottishPower Articles of Association.


(a)       ARTICLE 6(E) (THE REDEEMABLE SHARES)


There is no equivalent of this proposed article in ScottishPower's current Articles of Association. It will set out the rights attaching to non-voting redeemable shares which it is intended that HoldCo will issue in order to have the minimum issued capital required to obtain a trading certificate under section 117 of the Companies Act 1985.


(b)       ARTICLE 7 (THE HOLDCO SPECIAL SHARE)


This article, which will set out the rights attaching to the one share of L1 in the capital of HoldCo to be issued to the ScottishPower Special Shareholder pursuant to the Scheme of Arrangement (the "HoldCo Special Share"), will be amended from the comparable ScottishPower article so that each of the following matters will also be deemed to be a variation requiring prior consent in writing of the HoldCo Special Shareholder:

(i) the giving by HoldCo of any consent or agreement to any amendment to, deletion of or alteration to the effect of, article 7 of the Articles of Association of ScottishPower (save as referred to below):

(ii) the giving by HoldCo of any consent or agreement to the creation or issue of any shares in the capital of ScottishPower other than an issue of shares upon the issue of which

          HoldCo will own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 86 per cent. of the voting rights exercisable on a poll at general meetings of ScottishPower;

(iii) the disposal by HoldCo of any of the shares in ScottishPower or of any rights or interest therein, or the entering into by HoldCo of any agreement or arrangement with respect to such shares, or the exercise of any voting or other rights attaching to such shares, such that HoldCo would cease to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85 per cent. of the voting rights exercisable on a poll at general meetings of ScottishPower;

(iv) the giving by HoldCo of any consent or agreement to any abrogation, variation, waiver or modification of any of the rights or privileges attaching to any shares in ScottishPower such that HoldCo would cease to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85 per cent. of the voting rights exercisable on a poll at general meetings of Scottish Power; and

(v) any other act or omission to act by HoldCo or the Directors of New ScottishPower which results in HoldCo ceasing to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85 per cent. of the voting rights exercisable on a poll at general meetings of ScottishPower.

The existing article 7 of ScottishPower's Articles is to be deleted and replaced by an article which ensures that the events set out in paragraphs
(i), (ii) and (iv) above do not occur without the prior written consent of HoldCo. ScottishPower's Articles of Association will also include any changes requested by the ScottishPower Special Shareholder and agreed to by ScottishPower.

(c)       ARTICLE 50 (DISCLOSURE OF INTERESTS IN SHARES)

This article, which will relate to the disclosure of interests in shares, will be amended from the comparable ScottishPower article to remove references to certain interim arrangements included in ScottishPower's Articles in connection with the initial floatation of ScottishPower.

(d)       ARTICLE 51 (LIMITATIONS ON SHAREHOLDINGS)

This article, which will set out restrictions on persons holding or controlling the right to cast 15 per cent. or more of the votes at general meetings, will be amended from the comparable ScottishPower article to remove references to certain interim arrangements included in ScottishPower's Articles of Association in connection with the initial flotation of ScottishPower.

(e)       ARTICLE 98 (NUMBER OF DIRECTORS TO RETIRE)

This article, which will relate to the number of directors to retire from office by rotation, will be amended from the comparable ScottishPower article in accordance with the new London Stock Exchange requirement that all directors shall retire by rotation at least every three years.

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

(f)       ARTICLE 123 (BORROWING POWERS)

This article will, if considered necessary by ScottishPower, be amended from the comparable ScottishPower article to reflect the new UK Financial Reporting Standard FRS10. Any such amendment may include provisions to the effect that, in calculating the borrowing limit, no goodwill or intangible assets will be deducted except the amount that has been amortised in accordance with FRS10.

(g)       ARTICLE 130 (INTERIM DIVIDENDS)

The article, which will relate to the ability of the Directors to pay interim dividends, may, if considered necessary or desirable by ScottishPower, be amended from the comparable ScottishPower article to clarify that the Directors may declare and pay any dividends, including final dividends, and not just interim dividends. This relates to the proposed move to quarterly dividend payments.

(h)       ARTICLE 160 (ADR DEPOSITORIES)

Amendments will be made in accordance with Section 6.03(c) of this Agreement, although these amendments may not be made prior to the Scheme Date.

                                                                      EXHIBIT A


Scheme of Arrangement

(under section 425 of the Companies Act 1985)

between Scottish Power plc and the Scheme Shareholders (as hereinafter defined) and the Special Shareholder (as hereinafter defined)

1.        Preliminary

(A) In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall bear the following meanings:

BUSINESS DAY means any day other than a Saturday or Sunday on which banks are generally open for business in England and Wales;

COURT means the Court of Session in Edinburgh;

COURT MEETING means the meeting of holders of Scottish Power Shares convened by interlocutor of the Court pursuant to section 425 of the Companies Act 1985 for __________, 1999 to consider and, if thought fit, approve this Scheme;

CREST means a relevant system (as defined in the CREST Regulations) in respect of which CRESTCo is the operator (as defined in the CREST
Regulations);

CRESTCO means CRESTCo Limited;

CREST REGULATIONS means the Uncertificated Securities Regulations 1995 (SI 1995 No. 3272) as from time to time amended;

HOLDER includes any person entitled by transmission;

NEW SCOTTISH POWER SHARES means new ordinary shares of 50 pence each in the capital of ScottishPower;

NEW SCOTTISHPOWER means New Scottish Power plc;

NEW SCOTTISHPOWER SPECIAL SHARE means the special rights non-voting redeemable preference share of L1 in the capital of New ScottishPower;

NEW SHARES means ordinary shares of [50 pence] each in the capital of New ScottishPower;

RECORD DATE means the business day immediately preceding the Scheme Date;

SCHEME DATE means the date on which this Scheme becomes effective in accordance with clause 6 of this Scheme;

SCHEME RECORD DATE means the business day immediately preceding the date of the hearing of the Court at which the Scheme is sanctioned;

SCHEME SHAREHOLDER means a holder of Scheme Shares as at 5:30 p.m. on the Record Date;

SCHEME SHARES means:

                         (a) all ScottishPower Shares in issue at the date of this Scheme;

                         (b) all (if any) other ScottishPower Shares in issue immediately prior to the Court Meeting; and

                         (c) all (if any) further ScottishPower Shares which may be in issue at 5:30 p.m. on the Scheme Record Date;

SCOTTISHPOWER means Scottish Power plc;

SCOTTISHPOWER SHARES means ordinary shares of 50 pence each in the capital of ScottishPower;

SCOTTISHPOWER SPECIAL SHARE means the special rights non-voting redeemable preference share of L1 in the capital of ScottishPower.

SPECIAL SHAREHOLDER means the Secretary of State for Scotland, the holder of the ScottishPower Special Share;

THIS SCHEME means this Scheme of Arrangement in its present form or with any modification thereof or addition thereto or condition approved or imposed by the Court; and

UNCERTIFICATED or IN UNCERTIFICATED FORM means recorded on the relevant register as in uncertificated form, being held in uncertificated form in CREST and title to the object of which by virtue of the CREST Regulations may be transferred by means of CREST.

(B) The authorised share capital of ScottishPower as at the date of this Scheme is L____ divided into _____ ScottishPower Shares, of which _____ have been issued and are fully paid up (and the remainder are unissued), and one ScottishPower Special Share which has been issued and is fully paid up.

(C) New ScottishPower was incorporated as a public limited company on _____, 1999 under the name New ScottishPower. The authorised share capital of New ScottishPower at the date of this Scheme is L_____ divided into _____ New Shares, of which _____ have been issued and are fully paid up (and the remainder are unissued) and the New ScottishPower Special Share which has not been issued.

(D) The purpose of this Scheme is to provide for the cancellation of the Scheme Shares and the ScottishPower Special Share and the issue of new ScottishPower Shares with an aggregate nominal value equal to that of the shares so cancelled to New ScottishPower in consideration of the allotment by New ScottishPower of New Shares to the Scheme Shareholders and the allotment by New ScottishPower of the New ScottishPower Power Special Share to the Special Shareholder.

(E) New ScottishPower has agreed, and it is proposed that the Special Shareholder will agree, to appear by Counsel on the hearing of the Petition for the sanction by the Court of this Scheme, to consent thereto and to undertake to be bound thereby and to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things, as may be necessary or desirable to be executed or done by them respectively for the purpose of giving effect to this Scheme.

2.        The Scheme

SCOTTISHPOWER CANCELLATION

1.        (a)  The share capital of ScottishPower shall be reduced by cancelling the Scheme Shares and the ScottishPower Special Share.

          (b) Forthwith and contingently upon the said reduction of capital taking effect:

               (i) the share capital of ScottishPower shall be increased to its former amount by the creation of such number of new ScottishPower Shares as shall be of an aggregate nominal amount equal to the aggregate nominal amount of the shares cancelled pursuant to sub-clause (a) of this clause 1;

               (ii) ScottishPower shall apply the credit arising in its books of account on the reduction of capital pursuant to sub-clause (a) of this clause 1 in paying up, in full at par, the new ScottishPower Shares created pursuant to sub-clause (b)(i) of this clause 1 and shall allot and issue the same, credited as fully paid, to New ScottishPower and/or its nominee(s); and

              (iii) ScottishPower will become a wholly owned subsidiary of New
                    ScottishPower.

NEW SHARES

2.        (a)  In consideration of the cancellation of the Scheme Shares and the
               ScottishPower Special Share and the issue of the new ScottishPower Shares to New ScottishPower and/or its nominee(s) pursuant to clause 1 of this Scheme, New ScottishPower shall (subject to the provisions of subclause (c) of this clause 2):

               (i) allot and issue (credited as fully paid) New Shares to the Scheme Shareholders on the following basis:

               For each Scheme Share held at 5:30 p.m. on the Record Date, one New Share save that for any person holding New Shares as at 5:30 p.m. on the Record Date his entitlement to receive New Shares pursuant to this clause 2 shall be reduced by the number of New Shares he holds at that time; and

               (ii) allot and issue (credited as fully paid) the New
                    ScottishPower Special Share to the Special Shareholder.

          (b) The New Shares to be issued pursuant to sub-clause (a)(i) of this clause 2 shall rank pari passu as a single class of shares inter se and shall rank in full for all dividends or distributions made, paid or declared after the Scheme Date on the ordinary share capital of New ScottishPower.

          (c) The provisions of sub-clause (a) of this clause 2 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any Scheme Shareholder who is a citizen, resident or national of any jurisdiction outside the United Kingdom ("overseas shareholder"), New ScottishPower is advised that the allotment and issue of New Shares pursuant to this clause 2 would infringe the laws of any jurisdiction outside the United Kingdom (other than the US)] or would require New ScottishPower to observe any governmental or other consent of any registration, filing or other formality [(other than the US)], then New ScottishPower may determine that no New Shares shall be allotted or issued to such overseas shareholder under this clause 2, but shall instead be allotted to a nominee appointed by New ScottishPower, as a trustee for such overseas shareholder, on terms that the nominee shall, as soon as practicable following the Scheme Date, sell the New Shares so allotted at the best price which can reasonably be obtained and shall account for the net proceeds of such sale (after the deduction of all expenses and commissions, including value added tax payable thereon) by sending a cheque or warrant to such overseas shareholder in accordance with the provisions of clause 3 below. None of ScottishPower, New ScottishPower, any nominee referred to in this subclause (c) or any broker or agent of any of them shall have any liability for any loss arising as a result of the timing or terms of any such sale.

CERTIFICATES AND PAYMENT

3.        (a)  Not later than five (5) business days after the Scheme Date, New
               ScottishPower shall send by post to the allottees of the New Shares and to the allottee of the New ScottishPower Special Share allotted and issued pursuant to clause 2 of this Scheme certificates in respect of such shares, save that where Scheme Shares are held in uncertificated form, New ScottishPower will procure that CRESTCo is instructed to credit to the appropriate stock account in CREST of the Scheme Shareholder concerned such shareholder's entitlement to New Shares.

          (b) Not later than five (5) business days following the sale of any relevant New Shares pursuant to clause 2(c), New ScottishPower and/or the nominee shall satisfy the cash consideration payable by it by despatching to the persons respectively entitled thereto cheques and/or warrants by post.

          (c) All certificates required to be sent by ScottishPower pursuant to sub-clause (a) of this clause 3 and all cheques or warrants required to be sent by New ScottishPower and/or any nominee referred to in clause 2(c) of this Scheme shall be sent through the post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the register of members of ScottishPower at the close of business on the Record Date (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the register in respect of the joint holding) or in accordance with any special instructions regarding communications received at the registered office of ScottishPower prior to the Record Date.

          (d) None of ScottishPower, New ScottishPower, any nominee referred to in clause 2(c) or any agent of any of them shall be responsible for any loss or delay in transmission of certificates, cheques or warrants sent in accordance with this clause 3.

          (e) The preceding sub-clauses of this clause 3 shall take effect subject to any prohibition or condition imposed by law.

CERTIFICATES REPRESENTING SCHEME SHARES AND THE SCOTTISHPOWER SPECIAL SHARE

4. With effect from and including the Scheme Date, all certificates representing holdings of Scheme Shares and the ScottishPower Special Share shall cease to be valid in respect of such holdings and the holders of such shares shall be bound at the request of ScottishPower to deliver such certificates for cancellation to ScottishPower or to any person appointed by ScottishPower to receive the same.

MANDATES

5. Each mandate in force at 5:30 p.m. on the Record Date relating to the payment of dividends on Scheme Shares and each instruction then in force as to notices and other communications from ScottishPower shall, unless and until varied or revoked, be deemed as from the Scheme Date to be a valid and effective mandate or instruction to New ScottishPower in relation to the corresponding New Shares to be allotted and issued pursuant to this Scheme.

SCHEME DATE

6. This Scheme shall become effective as soon as an office copy of the interlocutor of the Court sanctioning this Scheme under section 425 of the Act and confirming under section 137 of the Act the reduction of capital proposed under this Scheme shall have been duly delivered to the Registrar of Companies for registration and the interlocutor and relative minute have been registered by him.

7. Unless this Scheme shall have become effective on or before _____, 1999 or such later date, if any, as the Court may allow, it shall lapse.

MODIFICATION

8. ScottishPower and New ScottishPower may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Dated the _____ day of _____, 1999

               IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                   NEW SCOTTISH POWER PLC

                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   SCOTTISH POWER PLC

                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   NA GENERAL PARTNERSHIP

                                   By: Scottish Power NA 2 Limited,
                                       a General Partner

                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   PACIFICORP

                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   For purposes of Section 2.01 only:


                                   SCOTTISH POWER NA 1 LIMITED

                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   For purposes of Section 2.01 only:


                                   SCOTTISH POWER NA 2 LIMITED

                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:

                                                                      EXHIBIT B

                                                Column A                 Column B
                                                --------                 --------
Proportion of HoldCo Ordinary Shares
represented by HoldCo ADSs                  not more than 75%        not less than 25%

Proportion of Merger Ordinary Shares        not more than 75%        not less than 25%

                                                                      EXHIBIT C


                          [Form of Affiliate's Agreement]



[Date]

[name]

[address]

Ladies and Gentlemen:

               I have been advised that as of the date hereof I may be deemed to be an "AFFILIATE" of PacifiCorp, an Oregon corporation (the "COMPANY"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "AFFILIATE".

               Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of December 6, 1998, as amended as of January 29, 1999 and February 9, 1999 and amended and restated as of January 23, 1999 (the "MERGER AGREEMENT"), by and among New Scottish Power plc, a public limited company incorporated under the laws of Scotland ("HOLDCO"), Scottish Power plc, a public limited company incorporated under the laws of Scotland, NA General Partnership, a Nevada general partnership (the "PARTNERSHIP"), and the Company providing for the merger of a wholly-owned subsidiary of the Partnership with and into the Company (the "MERGER"), and as a result of the Merger, I may receive shares of HoldCo's American Depositary Shares, each representing four HoldCo Ordinary Shares (the "HOLDCO SECURITIES"), in exchange for the shares of common stock, without par value, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

               I represent and warrant to HoldCo that in such event:

               A. I shall not make any sale, transfer or other disposition of the HoldCo Securities in violation of the Act or the Rules and Regulations

               B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of HoldCo Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

               C. I have been advised that the issuance of HoldCo Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of HoldCo Securities has not been registered under the Act, the HoldCo Securities must be held by me indefinitely unless (i) a distribution of HoldCo Securities by me has been registered under the Act, (ii) a sale of HoldCo Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to HoldCo, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the HoldCo Securities by me.

               D. I understand that HoldCo is under no obligation to register the sale, transfer or other disposition of HoldCo Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

               E. I also understand that stop transfer instructions will be given to HoldCo's transfer agents with respect to the HoldCo Securities and that there will be placed on the certificates for the HoldCo Securities, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ____________, ____, between the registered holder hereof and ___________ (the "Corporation"), a copy of which agreement is on file at the principal offices of the Corporation."

               F. I also understand that unless the transfer by me of my HoldCo Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, HoldCo reserves the right to put the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

               It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to HoldCo a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to HoldCo to the effect that such legend is not required for purposes of the Act.

                                       Very truly yours,


                                       -----------------------------------
                                       Name:

Accepted this ____ day of

__________, ____, by:

NEW SCOTTISH POWER plc



By:
    --------------------------------
    Name:
    Title: